As filed with the Securities and Exchange Commission on April 30, 2004

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                              MEDICAL STAFFING
      NEVADA                   SOLUTIONS, INC.              91-2135006
  (State or Other           (Name of Registrant          (I.R.S. Employer
  Jurisdiction of             in Our Charter)           Identification No.)
   Incorporation
  or Organization)
                                                            BRAJNANDAN B. SAHAY
                                                            8150 LEESBURG PIKE,
         8150 LEESBURG PIKE, SUITE 1200                        SUITE 1200
          VIENNA, VIRGINIA 22182                          VIENNA, VIRGINIA 22182
            (703) 641-8890                 7363               (703) 641-8890
(Address and telephone number       (Primary Standard       (Name, address and
of Principal Executive Offices   Industrial Classification   telephone number
and Principal Place of Business)      Code Number)         of agent for service)


                                   Copies to:

            Clayton E. Parker                   Christopher K. Davies, Esq.
        Kirkpatrick & Lockhart LLP              Kirkpatrick & Lockhart LLP
  201 S. Biscayne Boulevard, Suite 2000    201 S. Biscayne Boulevard, Suite 2000
           Miami, Florida 33131                    Miami, Florida 33131
         Telephone: (305)539-3300                Telephone: (305)539-3300
        Telecopier: (305)358-7095                Telecopier: (305)358-7095

      Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                                         CALCULATION OF REGISTRATION FEE
============================================================================================================================
                                                                                           PROPOSED MAXIMUM
                                                                          PROPOSED MAXIMUM    AGGREGATE        AMOUNT OF
            TITLE OF EACH CLASS OF                    AMOUNT TO BE         OFFERING PRICE      OFFERING      REGISTRATION
         SECURITIES TO BE REGISTERED                   REGISTERED          PER SHARE (1)      PRICE (1)           FEE
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share           124,408,774 shares (2)       $0.20      $24,881,754.80      $3,152.30
----------------------------------------------------------------------------------------------------------------------------
TOTAL                                              124,408,774 shares (2)       $0.20      $24,881,754.80      $3,152.30
============================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of a recent date.


(2) Of these shares, 75,000,000 are being registered under the Equity Distribution Agreement and 43,607,000 are being registered under the secured debentures.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS

                                     Subject to completion, dated April 30, 2004

                        MEDICAL STAFFING SOLUTIONS, INC.
                       124,408,774 SHARES OF COMMON STOCK

      This prospectus relates to the sale of up to 124,408,774 shares of common stock of Medical Staffing Solutions, Inc. ("Medical Staffing") by certain persons who are stockholders of Medical Staffing, including Cornell Capital Partners, L.P. ("Cornell Capital Partners"). Please refer to "Selling Stockholders" beginning on page 11. Medical Staffing is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. Medical Staffing will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement ("Equity Distribution Agreement"), which was entered into on March 11, 2004 between Medical Staffing and Cornell Capital Partners, and no other stockholders, and from the issuance of additional secured debentures. All costs associated with this registration will be borne by Medical Staffing. Medical Staffing has agreed to allow Cornell Capital Partners to retain 5% of the proceeds raised under the Equity Distribution Agreement that is more fully described below.

      The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On April 20, 2004, the last reported sale price of our common stock was $0.20 per share. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "MSSI." These prices will fluctuate based on the demand for the shares of common stock.

      The selling stockholders consist of Cornell Capital Partners, who intends to sell up to 119,357,000 shares of common stock, 75,000,000 of which are under the Equity Distribution Agreement, 43,607,000 are under secured debentures and 750,000 shares of common stock were received from Medical Staffing as a one-time commitment fee under the Equity Distribution Agreement. In addition to Cornell Capital Partners, other stockholders selling shares under this offering include Newbridge Securities Corporation who intends to sell up to 10,000 shares, John Merkent who intends to sell 600,000 shares, Mahtab Torkan who intends to sell 50,000 shares, J.D. Gershan who intends to sell 50,000 shares, Kobe Partners, LP who intends to sell 350,000, Moshe Lehrfield who intends to sell 100,000 shares, Common Sense Holdings who intends to sell 600,000 shares, INFe Ventures, Inc. who intends to sell 2,130,952 shares, Richard Meccarielli who intends to sell 20,000 shares, Reeba Magulick who intends to sell 272,822 shares and Nam P. Bhatia who intends to sell 868,000 shares of common stock. Upon issuance, the 75,000,000 shares under the Equity Distribution Agreement would equal 59.52% of Medical Staffing's then-outstanding common stock.

      Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Distribution Agreement. Cornell Capital Partners will pay Medical Staffing 100% of the market price of its common stock, which is defined as the lowest volume weighted average price of the common stock during the five trading days following the notice date. In addition, Cornell Capital Partners will retain 5% of each advance under the Equity Distribution Agreement. Cornell Capital Partners also received a one-time commitment fee in the form of 750,000 shares of common stock. The 5% retainage and the 750,000 shares of common stock are underwriting discount payable to Cornell Capital Partners. In addition, Medical Staffing entered into a Placement Agent Agreement with Newbridge Securities Corporation, a registered broker-dealer. Pursuant to that agreement, Medical Staffing paid Newbridge a one-time placement agent fee of 10,000 shares of common stock on March 11, 2004.

      Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

      THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

      PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 6.

      With the exception of Cornell Capital Partners, which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate twenty-four months after the accompanying registration statement is declared effective by the Securities and Exchange Commission ("SEC"). None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

      THE SECURITIES AND EXCHANGE  COMMISSION  AND STATE  SECURITIES  REGULATORS
HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. NEITHER THE SELLING STOCKHOLDERS NOR WE MAY SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 The date of this prospectus is April ___, 2004.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY...........................................................1

THE OFFERING.................................................................2
RISK FACTORS.................................................................6
FORWARD-LOOKING STATEMENTS..................................................10
SELLING STOCKHOLDERS........................................................11
USE OF PROCEEDS.............................................................13
DILUTION....................................................................14
EQUITY LINE OF CREDIT.......................................................15
PLAN OF DISTRIBUTION........................................................17
MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS..............18
DESCRIPTION OF BUSINESS.....................................................21
MANAGEMENT..................................................................23
PRINCIPAL STOCKHOLDERS......................................................25
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................26
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
 COMMON EQUITY AND OTHER STOCKHOLDER MATTERS................................27
DESCRIPTION OF SECURITIES...................................................28
EXPERTS.....................................................................29
LEGAL MATTERS...............................................................30
HOW TO GET MORE INFORMATION.................................................30
PART II  ....................................................................1
EXHIBIT 5.1..................................................................1
EXHIBIT 10.21................................................................1
EXHIBIT 23.1.................................................................1
EXHIBIT 23.2.................................................................1
EXHIBIT 23.3.................................................................1
FINANCIAL STATEMENTS.......................................................F-1

                               PROSPECTUS SUMMARY

INTRODUCTION

      The following is only a summary of the information, financial statements and notes included in this prospectus. You should read the entire prospectus carefully, including "Risk Factors" and our Financial Statements and the notes to the Financial Statements before making any investment decision regarding the Company.

      Medical Staffing was a developmental stage company and generated no revenue from its inception, in June 2001, until it acquired its subsidiary, TeleScience International, Inc., ("TeleScience") in September 2003. Under the terms of the agreement, Medical Staffing acquired 100% of the stock of TeleScience in exchange for 80% of the outstanding shares of Medical Staffing. Control of Medical Staffing was transferred to TeleScience and the current President and CEO of TeleScience has become the Chairman, President, and CEO of Medical Staffing.

      The Company has now become a small government contracting firm which provides, through its wholly-owned subsidiary, TeleScience, services such as long-term staffing of professionals to government clients in the medical and information technology areas and sales of products in the medical and homeland security areas, also primarily to government clients. Medical Staffing's strategy is to provide an array of services to the government market, primarily in the areas of medical staffing, homeland security, and information technology.

GOING CONCERN

      Medical Staffing's financial statements have been prepared on a "going concern" basis that contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Medical Staffing's auditors have included an explanatory paragraph in their auditors' report, which references this matter. Management recognizes that the Company must generate capital and revenue resources to enable it to continue to operate. Ultimately, Medical Staffing must achieve profitable operations. The Company is planning to obtain additional capital from revenue generated from operations and through the sale of equity securities. The realization of assets and satisfaction of liabilities in the normal course of business is dependent upon Medical Staffing obtaining additional revenues and equity capital and ultimately achieving profitable operations. However, no assurances can be given that the Company will be successful in these activities. Should any of these events not occur, the accompanying Financial Statements will be materially affected.

ABOUT US

      Our principal executive offices are located at 8150 Leesburg Pike, Suite 1200, Vienna, Virginia 22182. Our telephone number is (703) 641-8890.

                                  THE OFFERING

      This offering relates to the sale of common stock by certain persons who are stockholders of Medical Staffing. Cornell Capital Partners is a stockholder of Medical Staffing who intends to sell up to 119,357,000 shares of common stock, 75,000,000 of which are under the Equity Distribution Agreement and 43,607,000 are under secured debentures and 750,000 shares of common stock received from Medical Staffing as a one-time commitment fee under the Equity Distribution Agreement. The additional selling stockholders are Newbridge Securities Corporation, who intends to sell up to 10,000 shares of common stock, John Merkent who intends to sell 600,000 shares, Mahtab Torkan who intends to sell 50,000 shares, J.D. Gershan who intends to sell 50,000 shares, Kobe Partners, LP who intends to sell 350,000, Moshe Lehrfield who intends to sell 100,000 shares, Common Sense Holdings who intends to sell 600,000 shares, INFe Ventures, Inc. who intends to sell 2,130,952 shares, Richard Meccarielli who intends to sell 20,000 shares, Reeba Magulick who intends to sell 272,822 shares and Nam P. Bhatia who intends to sell 868,000 shares of common stock. The commitment amount of the Equity Distribution Agreement is $15,000,000. At an assumed price of $0.20 per share, Medical Staffing will be able to receive the entire $15,000,000 in gross proceeds assuming the sale of the entire 75,000,000 shares being registered under this registration statement.

      On March 11, 2004,  Medical Staffing  entered into an Equity  Distribution
Agreement with Cornell Capital Partners. Under the Equity Distribution Agreement, Medical Staffing may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $15,000,000. The purchase price for the shares is equal to their market price, which is defined in the Equity Distribution Agreement as the lowest volume weighted average price of the common stock during the five trading days following the notice date. The amount of each advance is subject to an aggregate maximum advance amount of $250,000, with no advance occurring within seven trading days of a prior advance. Cornell Capital Partners received a one-time commitment fee of 750,000 shares of the Company's common stock. Cornell Capital Partners is paid a fee equal to 5% of each advance, which is retained by Cornell Capital Partners from each advance. On March 11, 2004 Medical Staffing entered into a Placement Agent Agreement with Newbridge Securities Corporation, a registered broker-dealer. Pursuant to the Placement Agent Agreement, Medical Staffing paid a one-time placement agent fee of 10,000 restricted shares of common stock equal to approximately $1,400 based on Medical Staffing's stock price on March 11, 2004.

      In addition, on March 11, 2004, the Company entered into a Securities Purchase Agreement with Cornell Capital Partners. Under the Securities Purchase Agreement, Cornell Capital Partners is obligated to purchase $600,000 of secured debentures from the Company. On March 11, 2004, Cornell Capital Partners purchased a secured debenture in the amount of $250,000 and is obligated to purchase an additional secured debenture in the amount of $350,000 upon filing a registration statement relating to the shares of common stock resulting from a conversion of the secured debentures. These debentures accrue interest at a rate of 5% per year and mature two years from the issuance date. The debentures are convertible into the Company's common stock at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 115% of the closing bid price of the common stock as of the closing date or (ii) 85% of the lowest closing bid price of the common stock the five trading days immediately preceding the conversion date. The debentures are secured by all of the assets of the Company. At maturity, the Company has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price similar to the terms described above. The Company has the right to redeem the debentures upon 15 business days notice for 115% of the amount redeemed. Upon such redemption, the holder shall receive warrants equal to 10,000 shares of common stock for each $100,000 redeemed with an exercise price equal to 120% of the closing bid price of the common stock on the closing date.

COMMON STOCK OFFERED    124,408,774 shares by selling stockholders

OFFERING PRICE          Market price

COMMON STOCK
 OUTSTANDING BEFORE
 THE OFFERING1          51,001,779 shares as of April 30, 2004

USE OF PROCEEDS         We will not receive any  proceeds of the shares  offered
                        by the  selling  stockholders.  Any  proceeds we receive
                        from  the  sale  of  common   stock   under  the  Equity
                        Distribution Agreement will be used for general working capital purposes. See "Use of Proceeds."

RISK FACTORS            The  securities  offered hereby involve a high degree of
                        risk  and  immediate  substantial  dilution.  See  "Risk
                        Factors" and "Dilution."

OVER-THE-COUNTER
 BULLETIN BOARD SYMBOL  MSSI

______________

1 Excludes secured debentures convertible into 43,607,000 shares of the Company's common stock and up to 75,000,000 shares of common stock to be issued under the Equity Distribution Agreement.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                            FOR YEAR ENDED       FOR YEAR ENDED
STATEMENTS OF OPERATIONS                      DECEMBER 31           DECEMBER 31
                                                 2003                 2002
                                             -----------          -----------

Revenue                                      $ 8,385,675          $ 6,366,894

Cost of sales                                  5,886,077            4,378,641
                                             -----------          -----------
Gross profit                                   2,499,598            1,988,253

Operating expenses:
  Administrative commissions and payroll       1,700,120            1,267,572
  Rent and insurance expense                     505,551              377,678
  Advertising expense                             19,795               19,435
  General and administrative expenses            421,055              288,331
  Depreciation and amortization                   15,429                7,140
                                             -----------          -----------
    TOTAL OPERATING EXPENSES                   2,661,950            1,960,246
                                             -----------          -----------


BALANCE SHEET DATA                                                DECEMBER 31
                                                                     2003
                                                                  -----------

Cash and cash equivalents                                          $   77,068
Accounts receivable, net of allowance
 for doubtful accounts of $55,070 in 2003                           1,423,719
Due from related parties                                               30,007
Prepaid expenses                                                       54,976
                                                                  -----------
    Total current assets                                          $ 1,585,770
                                                                  -----------

Fixed assets, net of depreciation                                     706,605
Deposits                                                               27,643
                                                                  -----------

    TOTAL ASSETS                                                  $ 1,684,018
                                                                  ===========
Current liabilities:
  Note payable - current portion                                 $  1,032,106
  Due to related parties                                              130,000
  Accounts payable and accrued expenses                             1,265,392
  Loan payable -
   officer/litigation settlement payable                              875,920
                                                                  -----------
    Total current liabilities                                       3,303,418
                                                                  -----------

Note payable, net of current portion                                  220,000
                                                                  -----------
    Total liabilities                                               3,523,418
                                                                  -----------
Stockholders' (deficit)
  Preferred stock, $.001 par value;
   5,000,000 shares authorized
   0 shares issued and
   outstanding at December 31, 2003                                        --
  Common stock, $.001 par value;
   50,000,000 shares authorized
   41,200,005 shares issued and
   outstanding at December 31, 2003                                    41,200
  Additional paid-in capital                                        1,436,266
  Deficit                                                          (3,316,866)
                                                                  -----------
    Total stockholders' (deficit)                                  (1,839,400)
                                                                  -----------
    TOTAL LIABILITIES
     AND STOCKHOLDERS' (DEFICIT)                                  $ 1,684,018
                                                                  ===========

                                  RISK FACTORS

      WE ARE SUBJECT TO VARIOUS RISKS THAT MAY MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

MEDICAL STAFFING HAS HISTORICALLY LOST MONEY AND LOSSES MAY CONTINUE IN THE FUTURE, WHICH MAY CAUSE US TO CURTAIL OPERATIONS

      Since our inception we have not been profitable and have lost money on both a cash and non-cash basis. For the year ended December 31, 2003, we lost $293,624. Our accumulated deficit was $3,316,866 as at the end of December 31, 2003. Future losses are likely to occur, as we are dependent on spending money to pay for our operations. No assurances can be given that we will be successful in reaching or maintaining profitable operations. Accordingly, we may experience liquidity and cash flow problems. If our losses continue, our ability to operate may be severely impacted.

MEDICAL STAFFING MAY NEED TO RAISE ADDITIONAL CAPITAL OR DEBT FUNDING TO SUSTAIN OPERATIONS

      Unless Medical Staffing can become profitable with the existing sources of funds we have available and our operations, we will require additional capital to sustain operations and we may need access to additional capital or additional debt financing to grow our sales. In addition, to the extent that we have a working capital deficit and cannot offset the deficit from profitable sales we may have to raise capital to repay the deficit and provide more working capital to permit growth in revenues. We cannot be assured that financing whether from external sources or related parties will be available if needed or on favorable terms. Our inability to obtain adequate financing will result in the need to reduce the pace of business operations. Any of these events could be materially harmful to our business and may result in a lower stock price.

WE HAVE BEEN THE SUBJECT OF A GOING CONCERN OPINION FROM DECEMBER 31, 2003, AND DECEMBER 31, 2002, FROM OUR INDEPENDENT AUDITORS, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE CAN BECOME PROFITABLE OR OBTAIN ADDITIONAL FUNDING

      Our independent auditors have added an explanatory paragraph to their audit opinions issued in connection with our financial statements for the years ended December 31, 2003 and December 31, 2002, which states that the financial statements raise doubt as to Medical Staffing's ability to continue as a going concern. Our ability to make operations profitable or obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. We expect to be able to continue operations for twelve months with the cash currently on hand, anticipated from our operations and from the Securities Purchase Agreement and the Standby Equity Distribution Agreement entered into by the Company and Cornell Capital Partners, LP ("Cornell Capital Partners"), which were signed on March 11, 2003. Based on our current budget assessment, and excluding any acquisitions which may occur in 2004, we believe that we may need to obtain approximately $2 million in additional debt or equity capital from one or more sources to fund operations for the next twelve months. These funds are expected to be obtained from the sale of securities, including the sale of stock under the Standby Equity Distribution Agreement.

WE ARE SUBJECT TO A WORKING CAPITAL DEFICIT, WHICH MEANS THAT OUR CURRENT ASSETS ON DECEMBER 31, 2003, WERE NOT SUFFICIENT TO SATISFY OUR CURRENT LIABILITIES AND, THEREFORE, OUR ABILITY TO CONTINUE OPERATIONS IS AT RISK

      We had a working capital deficit of $1,717,648 at December 31, 2003, which means that our current liabilities as of that date exceeded our current assets on December 28, 2003 by $1,717,648. Current assets are assets that are expected to be converted to cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on December 31, 2003, were not sufficient to satisfy all of our current liabilities on that date. If our ongoing operations do not begin to provide sufficient profitability to offset the working capital deficit, we may have to raise capital or debt to fund the deficit or curtail future plans.

OUR OBLIGATIONS UNDER THE SECURED DEBENTURES ARE SECURED BY ALL OF OUR ASSETS

      Our obligations under the secured debentures, issued to Cornell Capital Partners are secured by all of our assets. As a result, if we default under the terms of the secured debentures, Cornell Capital Partners could forclose its security interest and liquidate all of the assets of the Company. This would cease operations.

OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY, WHICH MAY AFFECT OUR SHAREHOLDERS' ABILITY TO SELL SHARES OF OUR COMMON STOCK

      Prior to this filing, there has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that Medical Staffing will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time. The factors may negatively impact shareholders' ability to sell shares of the Company's common stock.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS

      Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

o     With a price of less than $5.00 per share;

o     That are not traded on a "recognized" national exchange;

o Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $10.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

      Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

WE COULD FAIL TO ATTRACT OR RETAIN KEY PERSONNEL, WHICH COULD BE DETRIMENTAL TO OUR OPERATIONS

      Our success largely depends on the efforts and abilities of key executives, including B. B. Sahay, our Chief Executive Officer. The loss of the services of B.B. Sahay could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. We do not presently maintain key-man life insurance policies on B.B. Sahay. We also have other key employees who manage our operations and if we were to lose their services, senior management would be required to expend time and energy to replace and train replacements. To the extent that we are smaller than our competitors and have fewer resources we may not be able to attract the sufficient number and quality of staff.

                         RISKS RELATED TO THIS OFFERING

FUTURE SALES BY OUR STOCKHOLDERS MAY BE NEGATIVELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS

      Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 51,001,779 shares of common stock outstanding as of April 27, 2004, 12,200,005 shares are, or will be, freely tradable without restriction, unless held by our "affiliates." The remaining 38,801,774 shares of common stock, which will be held by existing stockholders, including the officers and directors, are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144. In addition, we have issued, or will issue, debentures convertible into 43,607,000 shares of common stock.

EXISTING SHAREHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE EQUITY DISTRIBUTION AGREEMENT

      The sale of shares pursuant to the Equity Distribution Agreement will have a dilutive impact on our stockholders. For example, if the offering occurred on April 30, 2004 at an assumed offering price of $0.20 per share, the new stockholders would experience an immediate dilution in the net tangible book value of $0.0939 per share. As a result our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock we will have to issue under the Equity Distribution Agreement to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

CORNELL CAPITAL PARTNERS WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK UNDER THE EQUITY DISTRIBUTION AGREEMENT

      The common stock to be issued under the Equity Distribution Agreement will be issued at the lowest volume weighted average price for the five days immediately following the notice date of an advance. In addition, Cornell Capital Partners will retain 5% from each advance. These discounted sales could cause the price of our common stock to decline.

THE SELLING STOCKHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE

      The selling stockholders intend to sell in the public market 124,408,744 shares of common stock being registered in this offering. That means that up to 124,408,744 shares may be sold pursuant to this registration statement. Such sales may cause our stock price to decline. The officers and directors of Medical Staffing and those shareholders who are significant shareholders as defined by the SEC will continue to be subject to the provisions of various insider trading and rule 144 regulations.

THE SALE OF OUR STOCK UNDER OUR EQUITY DISTRIBUTION AGREEMENT COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FUTURE DECLINE OF OUR STOCK PRICE

      In many circumstances the provision of an equity line of credit for companies that are traded on the OTCBB has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market's ability to take up the increased stock or if Medical Staffing has not performed in such a manner to show that the equity funds raised will be used to grow Medical Staffing. Such an event could place further downward pressure on the price of common stock. Under the terms of our Equity Distribution Agreement, Medical Staffing may request numerous draw downs pursuant to the terms of the equity line. Even if Medical Staffing uses the equity line to grow its revenues and profits or invest in assets which are materially beneficial to Medical Staffing the opportunity exists for short sellers and others to contribute to the future decline of Medical Staffing's stock price. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so which in turn may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock the price will decline.

      It is not possible to predict if the circumstances whereby short sales could materialize or to what the share price could drop. In some companies that have been subjected to short sales the stock price has dropped to near zero. This could happen to Medical Staffing.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER OR LOWER THAN THE PRICES PAID BY OTHER PEOPLE PARTICIPATING IN THIS OFFERING

      The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE EQUITY LINE OF CREDIT WHEN NEEDED

      We are to some extent dependent on external financing to fund our operations. Our financing needs are expected to be partially provided from the Equity Distribution Agreement and the additional debentures to be purchased by Cornell Capital Partners. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum drawdown of $250,000 during any seven trading day period.

                           FORWARD-LOOKING STATEMENTS

      Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

      This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis" and "Description of Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

      The following table presents information regarding the selling stockholders. The selling shareholders are the entities who have assisted in or provided financing to Medical Staffing. A description of each selling shareholder's relationship to Medical Staffing and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.



                                      Percentage of                  Percentage of
                                      Outstanding    Shares to be    Outstanding
                                      Shares         Acquired        Shares to be                      Percentage
                      Shares          Beneficially   under the       Acquired                          of Shares
                      Beneficially    Owned          Equity          under the Equity   Shares to be   Beneficailly
Selling               Owned Before    Before         Distribution    Distribution       Sold in the    Owned After
Stockholder           Offering        Offering(1)    Agreement       Agreement          Offering       Offering(1)
-----------           ------------    ------------   ------------    ----------------   -----------    -------------

                         Shares Acquired in Financing Transactions with Medical Staffing

Cornell Capital
 Partners, L.P.         2,220,588(2)    4.34%        75,000,000           59.52%         119,357,000(3)     0%
                      -----------     ------        -----------         -------          -----------    ------

                                               Consultants and Others

Newbridge
 Securities Company        10,000          *                 --              --%              10,000         0%
                      -----------     ------        -----------         -------          -----------    ------
John Merkent              600,000          *                 --              --%             600,000         0%
                      -----------     ------        -----------         -------          -----------    ------
INFe Ventures, Inc.     2,130,952       4.18%                --              --%           2,130,952         0%
                      -----------     ------        -----------         -------          -----------    ------
Richard Meccarielli        20,000          *                 --              --%              20,000         0%
                      -----------     ------        -----------         -------          -----------    ------
Reeba Magulick            272,822          *                 --              --%             272,822         0%
                      -----------     ------        -----------         -------          -----------    ------
Nam P. Bhatia             868,000          *                 --              --%             868,000         0%
                      -----------     ------        -----------         -------          -----------    ------
Mahtab Torkan              50,000          *                 --              --%              50,000         0%
                      -----------     ------        -----------         -------          -----------    ------
J.D. Gershan               50,000          *                 --              --%              50,000         0%
                      -----------     ------        -----------         -------          -----------    ------
Kobe Partners, LP         350,000          *                 --              --%             350,000         0%
                      -----------     ------        -----------         -------          -----------    ------
Moshe Lehrfield           100,000          *                 --              --%             100,000         0%
                      -----------     ------        -----------         -------          -----------    ------
Common Sense Holds.       600,000          *                 --              --%             600,000         0%
                      -----------     ------        -----------         -------          -----------    ------
Total                   7,272,362      14.22%        75,000,000              --%         124,408,774         0%
                      ===========     ======        ===========         =======          ===========    ======


(1) Applicable percentage of ownership is based on 51,001,779 shares of common stock outstanding as of April 30, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of April 30, 2004, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of April 30, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2) Includes shares of common stock currently held and shares of common stock underlying conversion of $250,000 of debentures at an assumed conversion price of 85% of $0.20 and the 750,000 shares received by Cornell Capital Partners as a one time commitment fee under the Equity Distribution Agreement.

(3) Includes the 75,000,000 shares acquired by Cornell Capital Partners under the Equity Distribution Agreement, the 750,000 shares of common stock received as a one-time commitment fee under the Equity Distribution Agreement and the 43,607,000 shares as a good faith estimate of the number of shares needed as a result of conversion of a total of $600,000 of the secured debentures.

      The following information contains a description of each selling shareholder's relationship to Medical Staffing and how each selling shareholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with Medical Staffing, except as follows:

SHARES ACQUIRED IN FINANCING TRANSACTIONS WITH MEDICAL STAFFING

      CORNELL CAPITAL PARTNERS, L.P. Cornell Capital Partners, L.P. is the investor under the Equity Distribution Agreement and a holder of secured debentures and compensation debentures. All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with Medical Staffing. Those transactions are explained below:

o EQUITY DISTRIBUTION AGREEMENT. On March 11, 2004, Medical Staffing entered into an Equity Distribution Agreement with Cornell Capital Partners. Under the Equity Distribution Agreement, Medical Staffing may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $15,000,000. The purchase price for the shares is equal to 100% of the market price, which is defined as the lowest volume weighted average price of the common stock during the five trading days following the notice date. The amount of each advance is subject to an aggregate maximum advance amount of $250,000, with no advance occurring within seven trading days of a prior advance. Cornell Capital Partners received a one-time commitment fee of 750,000 shares of the Company's common stock. Cornell Capital Partners is entitled to retain a fee of 5% of each advance.
      Medical Staffing entered into a placement agent agreement with Newbridge Securities Corporation, a registered broker-dealer. Pursuant to the placement agent agreement, Medical Staffing paid a one-time placement agent fee of 10,000 restricted shares of common stock equal to approximately $1,400 based on Medical Staffing's stock price on March 11, 2004.

o SECURED DEBENTURES. On March 11, 2004, the Company entered into a Securities Purchase Agreement with Cornell Capital Partners. Under the
      Securities Purchase Agreement, Cornell Capital Partners is obligated to purchase $600,000 of secured debentures from the Company. On March 11, 2004, Cornell Capital Partners purchased a secured debenture in the amount of $250,000. The Company executed an Amended and Restated Secured Convertible Debenture in the same amount on April 29, 2004. This Amended Debenture has the same terms as the $250,000 Secured Debenture executed on March 11, 2004, however, this Amended Secure Debenture restricts the amount of shares that Cornell Capital Partners may convert to 4.99% of the Company's then outstanding stock. Cornell Capital Partners is obligated to purchase another secured debenture in the amount of $350,000 upon the filing of a registration statement relating to the shares of common stock resulting from a conversion of the debentures. These debentures accrue interest at a rate of 5% per year and mature two years from the issuance date. The debentures are convertible into the Company's common stock at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 115% of the closing bid price of the common stock as of the closing date or (ii) 85% of the lowest closing bid price of the common stock the five trading days immediately preceding the conversion date. The debentures are secured by all of the assets of the Company. At maturity, the Company has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price similar to the terms described above. The Company has the right to redeem the debentures upon 15 business days notice for 115% of the amount redeemed. Upon such redemption, the holder shall receive warrants equal to 10,000 shares of common stock for each $100,000 redeemed with an exercise price equal to 120% of the closing bid price of the common stock on the closing date. None of the debentures have been converted to date.

      There are certain risks related to sales by Cornell Capital Partners, including:

o The outstanding shares will be issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell Capital Partners is issued shares, the greater likelihood that Cornell Capital Partners gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

o To the extent Cornell Capital Partners sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital Partners to sell greater amounts of common stock, the sales of which would further depress the stock price.

o The significant downward pressure on the price of the common stock as Cornell Capital Partners sells material amounts of common stocks could encourage short sales by Cornell Capital Partners or others. This could place further downward pressure on the price of the common stock.

      Other Selling Shareholders. Each of the following sharesholders, Newbridge Securities Corporation, John Merkent, Mahtab Torkan, J.D. Gershan, Kobe Partners, LP, Moshe Lehrfield, Common Sense Holdings, INFe Ventures, Inc., Richard Meccarielli, Reeba Magulick and Nam P. Bhatia, purchased their shares of the Company's common stock in a private securities transaction with the Company. With respect to the sale of these securities all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under  the 1933  Act.  In each  instance,  the  purchaser  had  access  to sufficient information regarding Medical Staffing so as to make an informed investment decision. More specifically, Medical Staffing had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in the Company's securities.

                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners under the Equity Distribution Agreement and from the additional 43,607,000 shares of common stock underlying the in secured debentures. The purchase price of the shares purchased under the Equity Distribution Agreement will be equal to 100% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board for the five days immediately following the notice date. Medical Staffing will pay Cornell Capital 5% of each advance as an additional fee.

      Pursuant to the Equity Distribution Agreement, Medical Staffing cannot draw more than $250,000 every seven trading days or more than $15,000,000 over 24 months.

      For illustrative purposes only, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Equity Distribution Agreement. The table assumes estimated offering expenses of $85,000, plus 5% retainage payable to Cornell Capital Partners under the Equity Distribution Agreement. The figures below are estimates only, and may be changed due to various factors, including the timing of the receipt of the proceeds.


GROSS PROCEEDS                                                     $1,000,000              $5,000,000           $15,000,000

NET PROCEEDS                                                         $865,000              $4,665,000           $14,165,000


NO. OF SHARES ISSUED UNDER THE EQUITY DISTRIBUTION
AGREEMENT AT AN ASSUMED PRICE OF $0.20                              5,000,000              25,000,000            75,000,000

USE OF PROCEEDS:                                                       AMOUNT                  AMOUNT                AMOUNT
-------------------------------------------------------- ----------------------- ----------------------- ---------------------

Business Development                                              $    200,000           $   1,000,000           $   3,000,000

Infrastrusture and Improvements                                   $    200,000           $   1,000,000           $   3,000,000

Operating Capital                                                 $    465,000           $   2,665,000           $   8,165,000

TOTAL                                                             $    865,000           $   4,665,000           $  14,165,000
==============================================================================================================================


                                    DILUTION

      The net tangible book value of Medical Staffing as of December 31, 2003 was a deficit of $(1,839,400) or $(0.0446) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of Medical Staffing (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to Medical Staffing, our net tangible book value will be unaffected by this offering. Our net tangible book value and our net tangible book value per share, however, will be impacted by the common stock to be issued under the Equity Distribution Agreement. The amount of dilution will depend on the offering price and number of shares to be issued under the Equity Distribution Agreement. The following example shows the dilution to new investors at an offering price of $0.20 per share, which is in the range of the recent share price.

      If we assume that Medical Staffing had issued 75,000,000 shares of common stock under the Equity Distribution Agreement at an assumed offering price of $0.20 per share (i.e., the number of shares registered in this offering under the Equity Distribution Agreement), less retention fees of $750,000 and offering expenses of $85,000, our net tangible book value as of December 31, 2003 would have been $12,325,600 or $0.1061 per share. Note that at an offering price of $0.20 per share, Medical Staffing would receive gross proceeds of $15,000,000, or the entire amount available under the Equity Distribution Agreement. At an assumed offering price of $0.20, Cornell Capital Partners would receive a discount of $750,000 on the purchase of 75,000,000 shares of common stock. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.1507 per share and an immediate dilution to new stockholders of $0.0939 per share. The following table illustrates the per share dilution:

Assumed public offering price per share                                 $0.20
Net tangible book value per share before this offering               $(0.0446)
Increase attributable to new investors                                $0.1507
Net tangible book value per share after this offering                 $0.1061
Dilution per share to new stockholders                                $0.0939
==============================================================================

      The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

                                                              DILUTION
              ASSUMED           NO. OF SHARES TO BE           PER SHARE
          OFFERING PRICE               ISSUED             TO NEW INVESTORS
          --------------        -------------------       ----------------

               $0.20                75,000,000(1)             $0.0939
              $0.150                75,000,000                $0.0746
              $0.100                75,000,000                $0.0552
              $0.050                75,000,000                $0.0359

(1) This represents the maximum number of shares of common stock that are being registered under the Equity Distribution Agreement at this time.

                              EQUITY LINE OF CREDIT

SUMMARY

      On March 11, 2004, we entered into an Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $15,000,000. For each share of common stock purchased under the Equity Distribution Agreement, Cornell Capital Partners will pay 100% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. The number of shares purchased by Cornell Capital Partners for each advance is determined by dividing the amount of each advance by the purchase price for the shares of common stock. Further, Cornell Capital Partners will retain 5% of each advance under the Equity Distribution Agreement. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, as our Placement Agent in connection with the Equity Distribution Agreement. For its services, Newbridge Securities Corporation had previously received 10,000 shares of our common stock, equal to approximately $1,400 based on Medical Staffing's stock price on March 11, 2004 when the shares were issued. The effectiveness of the sale of the shares under the Equity Distribution Agreement is conditioned upon us registering the shares of common stock with the SEC and obtaining all necessary permits or qualifying for exemptions under applicable state law. The costs associated with this registration will be borne by us. There are no other significant closing conditions to draws under the equity line.

EQUITY LINE OF CREDIT EXPLAINED

      Pursuant to the Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital Partners to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every seven trading days. A closing will be held the first trading day after the pricing period at which time we will deliver shares of common stock and Cornell Capital Partners will pay the advance amount. There are no closing conditions imposed on the Company for any of the draws other than that the Company has filed its periodic and other reports with the SEC, has delivered the stock for an advance, the trading of the Company's common stock has not been suspended. We may request advances under the Equity Distribution Agreement once the underlying shares are registered with the SEC. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $15,000,000 or 24 months after the effective date of the this registration statement, whichever occurs first.

      The amount of each advance is subject to a maximum amount of $250,000, and we may not submit an advance within seven trading days of a prior advance. The amount available under the Equity Distribution Agreement is not dependent on the price or volume of our common stock. Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. In addition, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners owning more than 9.9% of our outstanding common stock. Based on a recent average stock price of $0.20 Cornell Capital Partners' beneficial ownership of Medical Staffing common stock is 4.34%. We would be permitted to make draws on the Equity Distribution Agreement only so long as Cornell Capital Partners' beneficial ownership of our common stock remains lower than 9.9%. and, therefore, a possibility exists that Cornell Capital Partners may own more than 9.9% of Medical Staffing's outstanding common stock at a time when we would otherwise plan to make an advance under the Equity Distribution Agreement.

      We do not have any agreements with Cornell Capital Partners regarding the distribution of such stock, although Cornell Capital Partners has indicated that intends to promptly sell any stock received under the Equity Distribution Agreement.

      We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issued the number of shares of common stock being registered in the accompanying registration statement at a recent price of $0.20 per share, we would issue 75,000,000 shares of common stock to Cornell Capital Partners for gross proceeds of $15,000,000. These shares would represent 59.52% of our outstanding common stock upon issuance. We are registering 75,000,000 shares of common stock for the sale under the Equity Distribution Agreement. Assuming an offering price of $0.20 per share, we will be able to fully utilize the $15,000,000 available under the Equity Distribution Agreement. If the average price for which we sold shares under the Equity Distribution Agreement is lower than the $0.20 per share, we will need to register additional shares of common stock to fully utilize the shares under the Equity Distribution Agreement.

      There is an inverse relationship between our stock price and the number of shares to be issued under the Equity Distribution Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Equity Distribution Agreement for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the Equity Distribution Agreement at a recent price of $0.20 per share and 25%, 50% and 75% discounts to the recent price.


     Purchase Price:                                            $0.20            $0.15            $0.10             $0.05
     No. of Shares(1):                                     75,000,000       75,000,000       75,000,000        75,000,000
     Total Outstanding (2):                               126,001,779      126,001,779      126,001,779       126,001,779
     Percent Outstanding (3):                                  59.52%           59.52%           59.52%            59.52%
     Net Cash to Medical Staffing:                        $14,165,000      $10,602,500       $7,040,000        $3,477,500


(1) Represents the number of shares of common stock to be issued to Cornell Capital Partners, L.P. under the Equity Distribution Agreement at the prices set forth in the table, assuming sufficient authorized shares are available.


(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, L.P. under the Equity Distribution Agreement, not including shares issued under the secured debentures.


(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.


      Proceeds used under the Equity Distribution Agreement will be used in the manner set forth in the "Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw. Cornell Capital Partners has the ability to permanently terminate its obligation to purchase shares of common stock from Medical Staffing under the Equity Distribution Agreement if there shall occur any stop order or suspension of the effectiveness of this registration statement for an aggregate of fifty (50) trading days other than due to acts by Cornell Capital Partners or if Medical
Staffing fails materially to comply with certain terms of the Equity Distribution Agreement, which remain uncured for thirty (30) days after notice from Cornell Capital Partners.

      All fees and expenses under the Equity Distribution Agreement will be borne by Medical Staffing. We expect to incur expenses of approximately $85,000 in connection with this registration, consisting primarily of professional fees. In connection with the Equity Distribution Agreement, Cornell Capital Partners received a one-time commitment fee in the form of 750,000 shares of common stock on March 11, 2004. In addition, we issued 10,000 shares of common stock to Newbridge Securities Corporation, an unaffiliated registered broker-dealer, as compensation for its services as a placement agent.

                              PLAN OF DISTRIBUTION

      The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or on any other market in which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

      Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Distribution Agreement. Cornell Capital Partners will pay us 100% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the five days immediately following the advance date. In addition, Cornell Capital Partners will retain 5% of the proceeds received by us under the Equity Distribution Agreement, and received a one-time commitment fee in the form of 750,000 shares of common stock on March 11, 2004. The 5% retainage and the 750,000 shares of common stock are underwriting discounts. In addition, we engaged Newbridge Securities Corporation, an unaffiliated registered broker-dealer, to acts as our Placement Agent in connection with the Equity Distribution Agreement.

      Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

      Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

      We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, Medical Staffing expects the selling stockholders to pay these expenses. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000. The offering expenses consist of: a SEC registration fee of $3,152.30, printing expenses of $2,500 accounting fees of $15,000, legal fees of $50,000 and miscellaneous expenses of $14,347.70. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Distribution Agreement.

      The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Accordingly, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION-FORWARD LOOKING STATEMENTS

      In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), Medical Staffing, is hereby providing cautionary statements identifying important factors that could cause the Company's actual results to differ materially from those projected in forward-looking statements made herein. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions of future events or performance are not statements of historical facts and may be forward-looking. These forward-looking statements are based largely on Medical Staffing's expectations and are subject to a number of risks and uncertainties, including but not limited to, economic, competitive, regulatory, growth strategies, available financing and other factors discussed elsewhere in this report and in documents filed by Medical Staffing with the SEC. Many of these factors are beyond Medical Staffing's control. Actual results could differ materially from the forward-looking statements made. In light of these risks and uncertainties, there can be no assurance that the results anticipated in the forward-looking information contained in this report will, in fact, occur.

      Any forward-looking statement speaks only as of the date on which such statement is made, and Medical Staffing undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

GOING CONCERN

      Medical Staffing's financial statements have been prepared on a "going concern" basis that contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Medical Staffing's auditors have included an explanatory paragraph in their auditors' report, which references this matter. Management recognizes that the Company must generate capital and revenue resources to enable it to continue to operate. Ultimately, Medical Staffing must achieve profitable operations. The Company is planning to obtain additional capital from revenue generated from operations and through the sale of equity securities. The realization of assets and satisfaction of liabilities in the normal course of business is dependent upon Medical Staffing obtaining additional revenues and equity capital and ultimately achieving profitable operations. However, no assurances can be given that the Company will be successful in these activities. Should any of these events not occur, the accompanying Financial Statements will be materially affected.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2003, COMPARED TO THE YEAR ENDED DECEMBER 31, 2002

      Year Ended December 31, 2003, Compared to the Year ended December 31, 2002 Revenues. Revenues for the year ended December 31, 2003, were approximately $8.4 million, an increase of $2.0 million, as compared to revenues of approximately $6.4 million for the year ended December 31, 2002. The 31% increase in revenues in 2003 was primarily attributable to the awarding of a greater percentage of government contracts for the providing of services in the nursing industry to government facilities above and beyond the 2002 contracts that were still ongoing in 2003. We anticipate revenues to grow a similar amount in the fiscal year ending 2004.

      Gross profit. Gross profit for the year ended December 31, 2003, was $2.5 million, or 30% of revenues, an increase of half a million as compared to gross profit of $2.0 million, or 31% of revenues, for the year ended December 31, 2002. Gross profit remained consistent despite the fact that wages per hour increased. We were able to pass through the incremental wage increases into the contract and were able to keep the gross profit percentages consistent with 2002.

      Cost of Sales. Cost of sales for the year ended December 31, 2003, was $5.9 million, or 70% of revenues, as compared to $4.4 million, or 60% of revenues, for the year ended December 31, 2002. The $1.5 million increase in cost of sales for the year ended December 31, 2003, was primarily attributable to the Company's garnering of contracts and the increased labor associated with fulfilling the contracts.

      Operating expenses. Operating expenses for the year ended December 31, 2003, were $2.7 million, or 32% of revenues, as compared to $2.0 million, or 31% of revenues, for the year ended December 31, 2002. The $0.7 million increase in operating expenses in 2003 was primarily attributable to the Company's requirement of administrative staff to meet the needs of the customers, as well as increased rent and insurance with respect to the relocation of the corporate office to accommodate more of their customers and business relationships.

      Other income (expense). Other income for the year ended December 31, 2003, was ($0.1) million, an increase of $1.2 million, as compared to $1.3 million for the year ended December 31, 2002. The increase in other income (expense) in 2003 was primarily attributable to the $1.1 million litigation settlement the Company entered into in 2002. The Company had no such expense in 2003. Additionally, the Company had adjusted an investment they made to zero as the investment in the project was stalled, and the uncertainty existed that they may be unable to recover their investment. This also occurred in 2002 and is reflected as an unrealized loss. Interest expense increased as the lending activity increased in 2003.

LIQUIDITY AND CAPITAL RESOURCES

      Medical Staffing's financial statements have been prepared on a going concern basis that contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Medical Staffing incurred a net loss of $293,624 and $1,239,732 for the years ended December 31, 2003 and December 31, 2002, respectively, and has an accumulated deficit of $3,316,866 at December 31, 2003. Management recognizes that Medical Staffing must generate additional resources to enable it to continue operations. Management is planning to obtain additional capital principally through the sale of equity securities. The realization of assets and satisfaction of liabilities in the normal course of business is dependent upon Medical Staffing obtaining additional equity capital and ultimately obtaining profitable operations. However, no assurances can be given that Medical Staffing will be successful in these activities. Should any of these events not occur, the accompanying consolidated financial statements will be materially affected.

      Medical Staffing is at present meeting its current obligations from its monthly cash flows, which during 2002, 2003, and to date in 2004 has included cash from operations, investor capital, and loans from related parties. However, due to insufficient cash generated from operations, Medical Staffing currently does not have internally generated cash sufficient to pay all of its incurred expenses and other liabilities. As a result, Medical Staffing is dependent on investor capital and loans to meet its expenses and obligations. Although investor funds and related party loans have allowed Medical Staffing to meet its obligations in the recent past, there can be no assurances that Medical Staffing's present methods of generating cash flow will be sufficient to meet future obligations. Historically, Medical Staffing has, from time to time, been able to raise additional capital from sales of its capital stock, but there can be no assurances that Medical Staffing will be able to raise additional capital in this manner.

      Cash used in operating activities was $485,378 for the year ended December 31, 2003, compared to $1,012,868 for 2002. The decrease in cash used was due primarily to the decreased loss from continuing operations of $1,000,108.

      Cash used in investing activities was $86,789 in 2003 compared to $1,691 in 2002. This increase was principally due to the capital expenditures of $56,782 and an increase in amounts due to related parties of $30,007.

      Cash provided by financing activities was $638,833 during fiscal year 2003 compared to $1,047,758 during the same period in 2002. This decrease was mainly due to a decrease in the net proceeds from a related-party loan payable and higher net proceeds from notes payable in 2003.

      We have incurred losses since inception. Management believes that it will require approximately $2 million in additional capital to fund overall Company operations for the next twelve months. Medical Staffing currently has approximately $20,000 in cash and cash equivalents as of April 7, 2004.

      In May 2002, the Company entered into a line of credit agreement with a factor. The loan, which is due on demand bears interest at prime plus 1.00%. The factor lends up to 90% of the receivable balance to the Company and receives payment directly on the outstanding receivables, with the remaining balance remitted to the Company. The outstanding balance at December 31, 2003 was $1,018,065. The balance is reflected net of a 10% reserve that the factor has established and which is adjusted on each funding.

      Additionally, the Company maintains a small credit line with a bank. The balance outstanding at December 31, 2003 was $14,041.

      In May 2002, the Company borrowed $220,000 from an individual to be used in developing the Company's business plan, including the Homeland Security operations. The note payable was non-interest bearing until May 2003 and now bears interest at 7%. The note is due on demand. At December 31, 2003 and 2002, the balance remained $220,000. The Company does not anticipate this note to be due during the next fiscal year and, therefore, has classified this liability as a long-term liability.

      In 1997, the Company borrowed $300,000 plus interest at 10% from an individual and had started repayments of that note with interest paying down the balance to $163,000. The Company received notice in 2002 that the lender filed a lawsuit against the Company, and in 2002 recorded the full settlement amount due the lender. The remaining balance of $163,000 is included in that settlement amount as of December 2002 (see Note 10). This amount was paid back from a private stock transaction with the President of the Company in November 2003.

      On  March  11,  2004,  the  Company  entered  into a  Securities  Purchase
Agreement with Cornell Capital Partners. Under the Securities Purchase Agreement, Cornell Capital Partners is obligated to purchase $600,000 of secured debentures from the Company. On March 11, 2004, Cornell Capital Partners purchased $250,000 of secured debentures and is obligated to purchase $350,000 of additional debentures upon the filing of a registration statement relating to the shares of common stock resulting from a conversion of the debentures. These debentures accrue interest at a rate of 5% per year and mature two years from the issuance date. The debentures are convertible into the Company's common stock at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 115% of the closing bid price of the common stock as of the closing date or (ii) 85% of the lowest closing bid price of the common stock the five trading days immediately preceding the conversion date. The debentures are secured by all of the assets of the Company. At maturity, the Company has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price similar to the terms described above. The Company has the right to redeem the debentures upon fifteen business days notice for 115% of the amount redeemed. Upon such redemption, the holder shall receive warrants equal to 10,000 shares of common stock for each $100,000 redeemed with an exercise price equal to 120% of the closing bid price of the common stock on the closing date. None of the debentures has been converted to date.

      On March 11, 2004, Medical Staffing entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. Under the agreement, Medical Staffing may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $15.0 million. The purchase price for the shares is equal to 100% of the market price, which is defined as the lowest volume weighted average price of the common stock during the five trading days following the notice date. The amount of each advance is subject to an aggregate maximum advance amount of $250,000, with no advance occurring within seven trading days of a prior advance. Cornell Capital Partners received a one-time commitment fee of 750,000 shares of the Company's common stock. Cornell Capital Partners is entitled to retain a fee of 5% of each advance. In addition, Medical Staffing entered into a placement agent agreement with Newbridge Securities Corporation, a registered broker-dealer. Pursuant to the placement agent agreement, Medical Staffing paid a one-time placement agent fee of 10,000 restricted shares of common stock equal to approximately $1,400 based on Medical Staffing's stock price on March 11, 2004.

      There have been no draws to date under the Standby Equity Distribution Agreement.

      From time to time, Medical Staffing may evaluate potential acquisitions involving complementary businesses, content, products or technologies. Medical Staffing's future capital requirements will depend on many factors, such as the success of our operations, economic conditions and other factors including the results of future operations. If Medical Staffing is unable to raise sufficient funds to meet its long-term capital needs, there is a risk that Medical Staffing will be required to cease operations.

SUBMISSION OF MATTERS TO A VOTE OF STOCKHOLDERS

      On March 9, 2004, a majority of the Company's stockholders voted by written consent to increase the number of authorized shares of common stock to 300,000,000 shares and to increase the number authorized shares of preferred stock to 30,000,000 shares. The corresponding Articles of Amendment were filed with the Secretary of State for the State of Nevada on March 9, 2004.

                             DESCRIPTION OF BUSINESS

ORGANIZATION

      INTRODUCTION

      Medical Staffing was a developmental stage business and generated no revenue from its inception, in June 2001, until it acquired its subsidiary, TeleScience International, Inc., ("TeleScience") in September 2003. Under the terms of the agreement, Medical Staffing acquired 100% of the stock of TeleScience International, Inc., in exchange for 80% of the outstanding shares of Medical Staffing. Control of Medical Staffing was transferred to TeleScience and the current President and CEO of TeleScience has become the Chairman, President, and CEO of Medical Staffing.

      We have now become a small government contracting firm which provides, through its wholly-owned subsidiary, TeleScience, services such as long-term staffing of professionals to government clients in the medical and information technology areas and sales of products in the medical and homeland security areas, also primarily to government clients.

      BUSINESS STRATEGY AND SERVICES

      Medical Staffing's strategy is to provide an array of services to the government market, primarily in the areas of medical staffing, homeland security, and information technology.

      Our ability to successfully expand requires significant revenue growth from increased services performed for existing and new clients, as well as the potential for strategic acquisitions and/or mergers. The realization of these events depends on many factors, including successful strategic sales and marketing efforts and the identification and acquisition of appropriate businesses. Any difficulties encountered in the expansion of the Company through successful sales and marketing efforts and/or acquisitions could have an adverse impact on our revenues and operating results.

      CLIENTS

      Our client base  consists  predominantly  of federal and state  government agencies with medical staffing needs. Federal clients include all branches of the armed services, the Veteran's Administration, and the Public Health Service. State clients include California and Pennsylvania, where the Company places contract employees with the corrections or human services departments. We have experience and expertise in the successful completion of projects in the medical staffing and information technology areas, and this is where we are concentrating our marketing efforts. However, since September 2001, we also have formed business alliances with manufacturers and distributors of decontamination products to serve the homeland security needs of government agencies.

      Historically we have derived, and believe that in the immediate future we will derive, the greatest percentage of our total revenues from medical staffing. We are planning to expand this effort into the private health care area and have hired a key employee in January 2004 for this purpose. We are also attempting to increase the percentage of revenue derived from the information technology and homeland security areas to provide diversity and stability to our business. For this reason, we have engaged consultants and entered into several strategic business alliances and are contemplating acquisitions of suitable small businesses.

      MARKETING AND SALES

      We focus our sales and marketing efforts on the government sector. The majority of our revenues for 2003 were derived from contracts and projects with state and federal government agencies in the area of medical staffing.

      We market our solutions through our direct sales force, and alliances with several strategic partnerships in certain industries. The direct sales force is responsible for providing highly responsive, quality service and ensuring client satisfaction with our services. Our strategic partnerships and alliances provide the Company with additional access to potential clients.

      COMPETITION

      The market for the medical staffing services that we provide is highly competitive, includes a large number of competitors, and is subject to change. This is offset by the increasing demand for medical professionals, especially nurses, so that we envision continued growth in this area. However, due to the existing nursing shortage, we may require creative methods to attract new hires and we have a long-term plan in place for such recruiting.

      The market for the information technology services that we provide is also highly competitive, includes a large number of competitors, and is subject to rapid change. Our strategy for these operations are to market to existing customers, to take advantage of existing alliances, to develop niche markets, and to provide the custom solutions and flexibility that our small size allows.

      Our status as a Small Disadvantaged Business and being on the GSA schedule with the federal government, and on vendor lists in California and Pennsylvania, provides additional opportunities for the Company.

      INTELLECTUAL PROPERTY

      Our intellectual property primarily consists of methodologies developed for use in recruiting and staffing and in application development and systems integration solutions. We do not have any patents and rely upon a combination of trade secrets and contractual restrictions to establish and protect our ownership of our proprietary methodologies. We generally enter into nondisclosure and confidentiality agreements with our employees, partners, consultants, independent sales agents and clients. As the number of competitors providing services similar to the services of the Company increases, the likelihood of similar methodologies being used by competitors increases.

      Although our methodologies have never been subject to an infringement claim, there can be no assurance that third parties will not assert infringement claims against us in the future, that the assertion of such claims will not result in litigation, or that we would prevail in such litigation or be able to obtain the license for the use of any allegedly infringed intellectual property from a third party on commercially reasonable terms. Further, litigation regardless of its outcome could result in substantial cost to the Company and divert management's attention from our operations.

      Although we are not aware of any basis upon which a third party could assert an infringement claim, any infringement claim or litigation against us could materially adversely affect our business, operating results and financial condition.

      PERSONNEL

      As of December 31, 2003, we had approximately 200 employees (full and part time) and engaged four consultants in the business development area. During 2003, two of the Company's staffing contracts expired, which resulted in a loss of 18 positions and which is not reflected in the total for the end of the year. The Company also periodically employs additional consultants and temporary employees.

      As of March 15, 2004, we had approximately 215 employees, located in twenty-one states and the District of Columbia. The principal categories are physicians (2), registered nurses (62), LVNs or LPNs (35), dental assistants
(29), certified nursing assistants (17), pharmacist technicians (14), and management (14). The principal locations are California (65), Louisiana (39), Virginia (15), Pennsylvania (14), Florida (11), and New Mexico (10). (The numbers within parentheses in this paragraph refer to numbers of employees.)

      We believe that our future success will depend in part on our continued ability to attract and retain highly skilled managerial, marketing, and support personnel. There can be no assurance that we will be able to continue to attract and retain personnel necessary for the development of its business. We generally do not have employment contracts with our key employees. However, we do have confidentiality and non-disclosure agreements with many of our key employees. None of our employees is subject to a collective bargaining agreement, except for those employees situated in Louisiana who elected to be represented by the Service Employees International Union (SEIU). We believe that our relations with our employees are good.

                                   MANAGEMENT

OFFICERS AND DIRECTORS

      The following table sets forth the names and ages of the members of our Board of Directors, executive officers, and the position held by each:

      As of April 27, 2004, the directors and executive officers of Medical Staffing, their age, positions in Medical Staffing, the dates of their initial election or appointment as directors or executive officers, and the expiration of the terms are as follows:

NAME OF DIRECTOR/
EXECUTIVE OFFICER       AGE          POSITION                   PERIOD SERVED
-----------------       ---          --------                   -------------

Brajnandan B. Sahay     59     Chairman, President, Chief     September 25, 2004
                               Executive Officer              to Date

      Since B.B. Sahay is the sole director of Medical Staffing, there are no family relationships between or among the directors, executive officers or any other person. B.B. Sahay is not a director of any company that files reports with the SEC, nor has he been involved in any bankruptcy proceedings, criminal proceedings, any proceeding involving any possibility of enjoining or suspending B.B. Sahay from engaging in any business, securities or banking activities, and has not been found to have violated, nor been accused of having violated, any federal or state securities or commodities laws.

      Medical Staffing's directors are elected at the annual meeting of stockholders and hold office until their successors are elected. Medical Staffing's officers are appointed by the Board of Directors and serve at the pleasure of the Board and are subject to employment agreements, if any, approved and ratified by the Board.

      Medical Staffing does not currently have an audit committee, and the Board of Directors serves this function. Further, the Board does not have a financial expert, as defined by Regulation S-B Item 401. Medical Staffing has not been able to attract a financial expert to serve on its Board of Directors since the date of the share exchange transaction. Medical Staffing intends to seek a candidate to serve in this role.

      Set forth below is a brief description of the background and business experience of each of our executive officers and directors for the past five years.

      BRAJNANDAN B. SAHAY

      Brajnandan B. Sahay earned his doctorate in 1973 in Control Systems, Science, and Engineering from Washington University (St. Louis, Missouri). B.B. Sahay founded TeleScience in 1987, which began operations in 1992. Prior to 1992, B.B. Sahay held various engineering, management and advisory positions with Contel, IBM Satellite Business Systems, MCI, and MITRE Corporation. Since 1992, he has been with TeleScience, as chairman and chief executive officer. On September 25, 2003, he became chairman, president and chief executive officer of Medical Staffing.

EXECUTIVE COMPENSATION

      The following table sets forth, for the fiscal years ended December 31, 2003, 2002, and 2001 certain information regarding the compensation earned by Medical Staffing's Chief Executive Officer and each of Medical Staffing's most highly compensated executive officers whose aggregate annual salary and bonus for fiscal 2003 exceeds $100,000, (the "Named Executive Officers"), with respect to services rendered by such persons to Medical Staffing and its subsidiaries.


                                                         SUMMARY COMPENSATION TABLE

                                    ANNUAL COMPENSATION                               LONG-TERM COMPENSATION
                        ------------------------------------------       ----------------------------------------------
 NAME AND
  PRINCIPAL                                               OTHER           RESTRICTED       UNDERLYING         OTHER
  POSITION              YEAR      SALARY      BONUS   COMPENSATION       STOCK AWARDS       OPTIONS        COMPENSATION
-----------             ----      ------      -----   ------------       ------------      -----------     ------------

B.B. Sahay              2003      $159,984        --        --                --              --                --
                        2002      $149,083   $45,582        --                --              --                --
                        2001      $146,460   $45,582        --                --              --                --


OPTION GRANTS

      The Company has no outstanding options.


COMPENSATION OF DIRECTORS

      Medical Staffing did not issue any shares of common stock as compensation to any director in 2003.


EMPLOYMENT AGREEMENTS

      The Company does not have any existing employment agreements.

DESCRIPTION OF PROPERTY

      Our principal executive office consists of approximately 4,687 square feet of office space located at 8150 Leesburg Pike, Suite 1200, Vienna, Virginia, which is currently being subleased by the Company through July 2004 for approximately $7,616 per month. Our rent in 2003 for this office was approximately $91,396.

      We also leased a branch office located at 2573 Greenwood Avenue, Morro Bay, California. We pay a portion of the rent, amounting to $575 per month. Our annual rent in 2003 for this branch office was approximately $6,900.

      We also leased a branch office located at 4533 North Boulevard, in the parish of East Baton Rouge, Louisiana, under a lease that expired on November 14, 2003, at a rate of $275 per month. The lease was held over on a month-to-month basis until the end of February 2004. Our annual rent in 2003 for that property was approximately $3,300.

      We also rent a branch office in Suite 107, located at 2090 Linglestown Road, Harrisburg, Pennsylvania, for $225 per month. Our annual rent in 2003 for this branch office was approximately $1,800.

      We believe that we can obtain additional facilities required to accommodate our projected needs without difficulty and at commercially reasonable prices, although no assurance can be given that it will be able to do so.

LEGAL PROCEEDINGS

      We are not currently involved in any material legal proceedings. However, in 2003, we settled a claim against the Company from an individual who was a former officer and investor. In satisfaction of that settlement, 2,655,678 restricted shares of Medical Staffing common stock were delivered to the individual in November of 2003. The Company may become involved in litigation, from time to time, in the ordinary course of business.

                             PRINCIPAL STOCKHOLDERS

      The table below sets forth information with respect of the beneficial ownership as of April 30, 2004 for any person who is known to Medical Staffing to be the beneficial owner of more than 5% of Medical Staffing's common stock.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

                  NAME AND ADDRESS                AMOUNT AND NATURE OF   PERCENTAGE
TITLE OF CLASS   OF BENEFICIAL OWNER              BENEFICIAL OWNERSHIP   OF CLASS (1)
--------------   -------------------              --------------------   ------------

Common           B. B. Sahay                         30,344,322          59.49%
                 8150 Leesburg Pike, Suite 1200
                 Vienna, VA  22182

Common           Azmat Ali                            2,655,678           5.49%
                 9705 Grenadier Court
                 Bethesda, MD 20817

Total                                                33,000,000          64.98%


                        SECURITY OWNERSHIP OF MANAGEMENT

                 NAME AND ADDRESS                  AMOUNT AND NATURE OF   PERCENTAGE
TITLE OF CLASS   OF BENEFICIAL OWNER               BENEFICIAL OWNERSHIP   OF CLASS (1)
--------------   -------------------              --------------------   ------------

Common           B. B. Sahay                         30,344,322          59.49%
                 Chairman, President & CEO
                 8150 Leesburg Pike, Suite 1200
                 Vienna, VA  22182

Common           Carl Jacobsen                           40,000              *
                 Vice President-Administration
                  & Contracting
                 8150 Leesburg Pike, Suite 1200
                 Vienna, VA  22182

Common           Reeba Magulick                         100,000              *
                 Assistant Vice President
                 8150 Leesburg Pike, Suite 1200
                 Vienna, VA  22182

                 ALL OFFICERS AND DIRECTORS
                 AS A GROUP (1 PERSON)               30,484,322          59.49%


*     Less than 1%

      (1) Applicable percentage of ownership is based on 51,001,779 shares of common stock outstanding as of April 30, 2004 for each stockholder. Beneficial ownership is determined in accordance within the rules of the Commission and generally includes voting of investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of April 30, 2004 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

        SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLAN

      The Company adopted a 2004 Stock Plan in January 2004, authorizing 4,000,000 shares under the Plan. On each of January 22, 2004 and February 18, 2004, the Company issued 2,000,000 shares under the plan to certain employees and consultants of the Company. On January 15, 2004, the Company filed a Form S-8 registering all 4,000,000 shares under the Plan.

      The following table sets forth the securities that have been authorized under equity compensation plans as of April 30, 2004.

                                                                                                              NUMBER OF
                                                                                                              SECURITIES
                                                                                                              REMAINING
                                                                                                            AVAILABLE FOR
                                                                           NUMBER OF                       FUTURE ISSUANCE
                                                                         SECURITIES TO                       UNDER EQUITY
                                                                        BE ISSUED UPON   WEIGHTED-AVERAGE    COMPENSATION
                                                                          EXERCISE OF     EXERCISE PRICE        PLANS
                                                                          OUTSTANDING     OF OUTSTANDING      (EXCLUDING
                                                                           OPTIONS,          OPTIONS,         SECURITIES
                                                                         WARRANTS AND      WARRANTS AND      REFLECTED IN
                                                                            RIGHTS            RIGHTS         COLUMN (A))
                                                                              (A)              (B)               (C)

Equity compensation plans approved by security holders                           0         $      --                 0
Equity compensation plans not approved by security holders               4,000,000         $   0.125         4,000,000
                                                                         ---------         ---------         ---------
TOTAL                                                                    4,000,000         $   0.125         4,000,000
                                                                         =========         =========         =========

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      During the past two (2) years, Medical Staffing has not entered into a transaction with a value in excess of $60,000 with a director, officer, or beneficial owner of 5% or more of Medical Staffing's Common Stock, except as disclosed in the following paragraphs.

      The Company has outstanding at December 31, 2003, $130,000 of non-interest bearing note payable to related parties. These amounts have no specific repayment terms, and were provided to the Company to cover some of the costs of completing the merger. These amounts are reflected in the consolidated balance sheet as current liabilities.

      The Company has also advanced related parties certain amounts, mostly in the form of employee advances. The balance at December 31, 2003, was $30,007. These amounts are anticipated to be repaid within the next year and have been classified as current assets on the consolidated balance sheet.

      The Company had advances from an officer of the Company to help fund operations in the amount of $71,379 at December 31, 2002. The officer had not been charging interest, and the amounts were classified as current liabilities as they are due on demand. These amounts were repaid by the Company in 2003.

      The Company was party to a claim pursuant to which an individual was seeking damages under an agreement the Company entered into in 2002. The Company eventually settled this claim, and consequently recorded a liability for the settled amount of $1,092,156, which included attorney's fees. The payout of this settlement was to be over forty-two months in semi-monthly installments of $12,500 commencing February 2003. The settlement accrued interest at 12% upon any default of the agreement. As part of this agreement the individual can seek no further damages against the Company. The Company had paid $216,236 of this amount, as of October 2003 and in November 2003, by means of a private stock transaction, the President of the Company, signed over personal shares of Medical Staffing Solutions, Inc., stock in consideration for the remaining liability. As such, the Company has recorded a loan payable to the President for the unpaid liability at that time, $875,920.

      Medical Staffing did not give anything of value to, or receive anything of value from, any promoter during the fiscal years 2003 or 2002.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

      Our  shares of common  stock  trade have  traded on the NASD OTC  Bulletin
Board since May 19, 2000. The OTC Bulletin Board is a network of security dealers who buy and sell stock. A computer network that provides information on current "bids" and "asks", as well as volume information, connects the dealers. The following table sets forth the high and low closing prices of our common shares traded on the OTC Bulletin Board:

      Medical Staffing's common stock currently trades on the Over-The-Counter Bulletin Board (OTC:BB) under the trading symbol "MSSI".

      The following table sets forth the highest and lowest bid prices for the common stock for each calendar quarter and subsequent interim period since January 1, 2002, as reported by the National Quotation Bureau. It represents interdealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions.

                                                               BID PRICES
                                                         HIGH              LOW

                        2002
                        Second Quarter                   $0.25            $0.15
                        Third Quarter                    $0.15            $0.15
                        Fourth Quarter                   $0.15            $0.15

                        2003
                        First Quarter                    $0.15            $0.10
                        Second Quarter                   $0.10            $0.05
                        Third Quarter                    $0.07            $0.07
                        Fourth Quarter                   $1.70            $0.07

                        2004
                        First Quarter                    $0.27            $0.12


      The above quotations are taken from information provided by Canada Stockwatch and reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

DIVIDENDS

      The Company has not declared or paid cash dividends on its common stock since its inception and does not anticipate paying such dividends in the foreseeable future. The payment of dividends may be made at discretion of the Board of Directors and will depend upon, among other factors, on Medical Staffing's operations, its capital requirements, and its overall financial condition.

                            DESCRIPTION OF SECURITIES

GENERAL

      Medical Staffing's authorized capital consists of 300,000,000,000 shares of common stock, par value $0.001 per share and 30,000,000 shares of preferred stock, par value $0.001 per share. As of April 27, 2004, there were 51,001,779 outstanding shares of common stock. None of the shares of the preferred stock have been issued and none are outstanding. Set forth below is a description of certain provisions relating to Medical Staffing's capital stock. For additional information, please refer to Medical Staffing's Articles of Incorporation and By-Laws and the Florida statutes.

COMMON STOCK

      Each  outstanding  share  of  common  stock  has one  vote on all  matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary of involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefore. It is Medical Staffing's present intention to retain earnings, if any, for use in its business. The payment of dividends on the common stock are, therefore, unlikely in the foreseeable future.

PREFERRED STOCK

      Medical Staffing is authorized to issue 30,000,000 shares of $0.01 par value preferred stock, none of which is outstanding. The preferred stock, which is commonly known as "blank check preferred", may be issued by the Board of Directors with rights, designations, preferences and other terms, as may be determined by the Directors in their sole discretion, at the time of issuance.

WARRANTS

      Medical Staffing has not issued any warrants since inception.

OPTIONS

      Medical Staffing has not issued any options since inception.

LIMITATION OF LIABILITY:  INDEMNIFICATION

      Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify directors and officers of Medical Staffing from and against certain claims arising from or related to future acts or omissions as a director or officer of Medical Staffing. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Medical Staffing pursuant to the foregoing, or otherwise, Medical Staffing has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION

      AUTHORIZED AND UNISSUED STOCK

      The authorized but unissued shares of our common are available for future issuance without our stockholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of Medical Staffing that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with Medical Staffing's Board of Directors' desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

      The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of our Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our Company's management.

                                     EXPERTS

      The consolidated financial statements for the years ended December 31, 2002 and December 31, 2003 included in this prospectus, and incorporated by reference in the Registration Statement, have been audited by Bagell, Josephs & Company, LLC independent auditors, as stated in their report appearing with the financial statements herein and incorporated by reference in the Registration Statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

TRANSFER AGENT

      The transfer agent for Medical Staffing common stock is Holladay Stock Transfer Inc. Its address is 2939 North 67th Place, Scottsdale, Arizona, 85251 and its telephone number is (480) 481-3940.

                                  LEGAL MATTERS

      Troy Rillo, Esq., Weston Florida, will pass upon the validity of the shares of commons stock offered hereby for its services.

                           HOW TO GET MORE INFORMATION

      We have filed with the Securities and Exchange Commission in Washington, DC, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the shares we are offering. Prior to the effective date of the registration statement we were not subject to the information requirements of the Securities Exchange Act of 1934 (the ("Exchange Act"). At the time of the effectiveness of the registration statement we will become a "reporting company" and required to file reports pursuant to the provisions of the Exchange Act. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. Reference is hereby made to the registration statement and exhibits thereto for further information with respect to E/S Corporation and the shares to which this prospectus relates. Copies of the registration statement and other information filed by with the Commission can be inspected and copied at the public reference facilities maintained by the Commission in Washington, DC at 450 Fifth Street, NW, Washington, DC 20549. In addition, the Commission maintains a World Wide Web site that contains reports, proxy statements and other information regarding registrants such as Medical Staffing which filed electronically with the Commission at the following Internet address:
(http:www.sec.gov).

                 MEDICAL STAFFING SOLUTIONS, INC. AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                        PAGE(S)

Independent Auditors' Report                                             F-2

Independent Auditors' Report                                             F-3

Balance Sheet as of December 31, 2003                                    F-4

Statements of Operations for the Years Ended
    December 31, 2003 and 2002                                           F-5

Statements of Changes in Stockholder's Equity (Deficit) for the
    Years Ended December 31, 2003 and 2002                               F-6

Statements of Cash Flows for the Years Ended
    December 31, 2003 and 2002                                           F-7

Notes to Financial Statements                                            F-8-18


Balance Sheets for Years Ended December 31, 2002 and 2001                F-19

Statement of Operations For Years Ended December 31, 2002 and 2001       F-20

Statement of Changes in Stockholders Equity
 for Years Ended December 31, 2002 and 2001                              F-21

Statement of Cash Flows For Years Ended December 31, 2002 and 2001       F-22

Notes to Financial Statements                                            F-23-27

INDEPENDENT AUDITORS' REPORT

To the Stockholders' of
Medical Staffing Solutions, Inc. and Subsidiary
Vienna, VA

We have audited the accompanying consolidated balance sheet of Medical Staffing Solutions, Inc. and Subsidiary (the "Company") as of December 31, 2003 and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for the year then ended. These consolidated financial statements are the responsibility of management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 12 to the consolidated financial statements, the Company has recurring operating deficits and cash flow concerns that lead to doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also discussed in Note 12. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Medical Staffing Solutions, Inc. and Subsidiary as of December 31, 2003, and the results of its statements of operations, changes in stockholders' equity (deficit), and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


BAGELL, JOSEPHS & COMPANY, L.L.C.
BAGELL, JOSEPHS & COMPANY, L.L.C.
Gibbsboro, New Jersey

March 11, 2004

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders' of
Medical Staffing Solutions, Inc. and Subsidiary
Vienna, VA

We have audited the accompanying balance sheet of Medical Staffing Solutions, Inc. (the "Company") as of December 31, 2002 and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has recurring operating deficits and cash flow concerns that lead to doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medical Staffing Solutions, Inc. as of December 31, 2002, and the results of its statements of operations, changes in stockholders' equity (deficit), and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

BECKSTEAD AND WATTS, LLP
BECKSTEAD AND WATTS, LLP
Las Vegas, NV

March 17, 2003

                 MEDICAL STAFFING SOLUTIONS, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2003

                                     ASSETS
Current Assets:
   Cash and cash equivalents                                              $    77,068
   Accounts receivable, net of allowance
     for doubtful accounts $55,070 in 2003                                  1,423,719
   Due from related parties                                                    30,007
   Prepaid expenses                                                            54,976
                                                                          -----------
     Total Current Assets                                                   1,585,770
                                                                          -----------
   Fixed assets, net of depreciation                                           70,605
   Deposits                                                                    27,643
                                                                          -----------
TOTAL ASSETS                                                              $ 1,684,018
                                                                          -----------
                    LIABILITIES AND STOCKHOLDERS' (DEFICIT)
LIABILITIES
Current Liabilities:
   Note payable - current portion                                         $ 1,032,106
   Due to related parties                                                     130,000
   Accounts payable and accrued expenses                                    1,265,392
   Loan payable - officer / Litigation settlement payable                     875,920
                                                                          -----------
        Total Current Liabilities                                           3,303,418
                                                                          -----------
Note payable, net of current portion                                          220,000
                                                                          -----------
        Total Liabilities                                                   3,523,418
                                                                          -----------
STOCKHOLDERS' (DEFICIT)
   Preferred Stock, $.001 Par Value; 5,000,000 shares
     authorized 0 shares issued and outstanding at December 31, 2003               --
   Common Stock, $.001 Par Value; 50,000,000 shares authorized
     41,200,005 shares issued and outstanding at December 31, 2003             41,200

   Additional Paid-in Capital                                               1,436,266
   Deficit                                                                 (3,316,866)
                                                                          -----------
        Total Stockholders' (Deficit)                                      (1,839,400)
                                                                          -----------
TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT)                             $ 1,684,018
                                                                          -----------

               The accompanying notes are an integral part of the
                       consolidated financial statements

                 MEDICAL STAFFING SOLUTIONS, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                     2003               2002
                                                 ------------       ------------
OPERATING REVENUES
   Revenue                                       $  8,385,675       $  6,366,894
COST OF SALES                                       5,886,077          4,378,641
                                                 ------------       ------------
GROSS PROFIT                                        2,499,598          1,988,253
                                                 ------------       ------------
OPERATING EXPENSES
     Administrative commissions and payroll         1,700,120          1,267,572
     Rent and insurance expense                       505,551            377,768
     Advertising expense                               19,795             19,435
     General and administrative expenses              421,055            288,331
     Depreciation and amortization                     15,429              7,140
                                                 ------------       ------------
          Total Operating Expenses                  2,661,950          1,960,246
                                                 ------------       ------------
INCOME (LOSS) BEFORE OTHER (EXPENSES)                (162,352)            28,007
OTHER INCOME (EXPENSES)
     Unrealized loss on investment                         --           (151,773)
     Litigtation settlement                                --         (1,092,156)
     Interest income                                    6,526                 --
     Interest expense                                (137,798)           (23,810)
                                                 ------------       ------------
          Total Other Income (Expenses)              (131,272)        (1,267,739)
                                                 ------------       ------------
NET LOSS BEFORE PROVISION FOR INCOME TAXES       $   (293,624)      $ (1,239,732)
Provision for Income Taxes                                 --                 --
                                                 ------------       ------------
NET LOSS APPLICABLE TO COMMON SHARES             $   (293,624)      $ (1,239,732)
                                                 ------------       ------------
NET LOSS PER BASIC AND DILUTED SHARES            $   (0.00713)      $   (0.61925)
                                                 ------------       ------------
WEIGHTED AVERAGE NUMBER OF COMMON
        SHARES OUTSTANDING                         41,200,000          2,002,000
                                                 ------------       ------------

               The accompanying notes are an integral part of the
                       consolidated financial statements

                 MEDICAL STAFFING SOLUTIONS, INC. AND SUBSIDIARY
          CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' (DEFICIT)
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                     Common Stock          Additional    Subscription
Description                                       Shares       Amount    Paid-in Capital  Receivable    Deficit        Total
-----------                                       ------       ------    ---------------  ----------    -------        -----
Balance, January 1, 2002                        10,499,333   $    10,500   $    34,500   $    (8,729)  $   (10,875)  $    25,396
Net loss for the year                                   --            --            --                     (22,729)      (22,729)
                                                --------------------------------------------------------------------------------
Balance, December 31, 2002                      10,499,333        10,500        34,500        (8,729)      (33,604)        2,667
Reverse merger with TeleScience International    2,200,000         2,200     1,165,412         8,729    (2,989,638)   (1,813,297)
Cancellation of shares due to reverse merger    (9,953,333)       (9,954)        9,954            --            --            --
14 to 1 stock split                             38,454,005        38,454       (36,000)           --            --         2,454
Contribution of capital                                 --            --       262,400            --            --       262,400
Net loss for the year                                   --            --            --      (293,624)     (293,624)
                                                --------------------------------------------------------------------------------
Balance, December 31, 2003                      41,200,005   $    41,200   $ 1,436,266   $        --   $(3,316,866)  $(1,839,400)
                                                ================================================================================

               The accompanying notes are an integral part of the
                       consolidated financial statements

                 MEDICAL STAFFING SOLUTIONS, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                   2003          2002
                                                               -----------   -----------
CASH FLOW FROM OPERTING ACTIVIITES
     Net loss                                                  $  (293,624)  $(1,239,732)
                                                               -----------   -----------
     Adjustments to reconcile net loss to net cash
          used in operating activities
          Depreciation                                              15,429         7,140
          Allowance for doubtful accounts                           55,070            --
   Changes in assets and liabilities
          (Increase) in accounts receivable                       (242,996)     (410,220)
          (Increase) in prepaid expenses                           (33,152)      (21,824)
          (Increase) in deposits                                   (16,233)           --
          Increase in accounts payable and
               and accrued expenses                                 30,128       651,768
                                                               -----------   -----------
          Total adjustments                                       (191,754)      226,864
                                                               -----------   -----------
          Net cash (used in) operating activities                 (485,378)   (1,012,868)
                                                               -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
     Capital expenditures                                          (56,782)           --
     Increase in amounts due related parties                       (30,007)       (1,691)
                                                               -----------   -----------
             Net cash (used in) investing activities               (86,789)       (1,691)
                                                               -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITES
     Capital contributions                                         496,100       150,000
     Increase in amounts due related parties                       (71,379)           --
        Net proceeds from loan payable - officer / litigation
               settlement payable                                 (216,236)      929,156
        Net proceeds of notes payable                              430,348       (31,398)
                                                               -----------   -----------
               Net cash provided by financing activities           638,833     1,047,758
                                                               -----------   -----------
NET INCREASE IN
        CASH AND CASH EQUIVALENTS                                   66,666        33,199

CASH AND CASH EQUIVALENTS -
        BEGINNING OF YEAR                                           10,402       (22,797)
                                                               -----------   -----------
CASH AND CASH EQUIVALENTS - END OF YEAR                        $    77,068   $    10,402
                                                               ===========   ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
     INFORMATION:

CASH PAID DURING THE YEAR FOR:
        Interest expense                                       $   137,798   $    20,685
                                                               ===========   ===========

               The accompanying notes are an integral part of the
                       consolidated financial statements

                 MEDICAL STAFFING SOLUTIONS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


NOTE 1 -          ORGANIZATION AND BASIS OF PRESENTATION
                  --------------------------------------

Medical Staffing Solutions, Inc. (the "Company") ("MSSI"), was incorporated in the State of Nevada on June 21, 2001. The Company had no revenues, operations and was considered a development stage company until September 26, 2003 when they entered into a reverse merger with TeleScience International, Inc. Prior to the transaction, MSSI had 10,499,333 shares of common stock. Upon the merger, MSSI cancelled 9,953,333 of these shares and issued 2,200,000 shares to acquire TeleScience for 100% of the outstanding stock of TeleScience.

Upon the share exchange, the Board of Directors approved a stock dividend in the amount of 14 for 1 stock or 1400% on September 29, 2003, increasing the outstanding shares of the Company to 41,200,005. As of December 31, 2003, the Company had 41,200,005 shares of common stock issued and outstanding.

For accounting purposes, the transaction was been accounted for as a reverse acquisition under the purchase method of accounting. Accordingly, TeleScience will be treated as the continuing entity for accounting purposes, and the consolidated financial statements presented herein are those of TeleScience.

The Company is a provider of medical personnel to state and federal government agencies, primarily hospital and medical facilities. The Company's business plan anticipates diversification into building up a technology division, which includes developing a Homeland Security subdivision. The Company has expensed some start-up costs relating to this in the past year.

In October 2003, the Company announced plans to enter into the Home Health Care Industry and provide services to the private sector as well as expand services in the public sector.


NOTE 2 -          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                  ------------------------------------------

PRINCIPLES OF CONSOLIDATION

The consolidated  financial  statements  include the accounts of the Company and
its  wholly-owned   subsidiary.   All  significant   intercompany  accounts  and
transactions have been eliminated in consolidation.

                 MEDICAL STAFFING SOLUTIONS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


NOTE 2 -          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
                  ------------------------------------------------------

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


REVENUE AND COST RECOGNITION

Revenue is recognized under the accrual method of accounting when the services are rendered rather than when cash is collected for the services provided.

Cost is recorded on the accrual basis as well, when the services are incurred rather than paid for.


CASH AND CASH EQUIVALENTS

The Company considers all highly liquid debt instruments and other short-term investments with an initial maturity of three months or less to be cash equivalents.

The Company maintains cash and cash equivalent balances at several financial institutions that are insured by the Federal Deposit Insurance Corporation up to $100,000.


FIXED ASSETS

Fixed assets are stated at cost. Depreciation is computed primarily using the straight-line method over the estimated useful life of the assets.

                                  Furniture and fixtures       7    Years
                                  Office equipment             5    Years

                 MEDICAL STAFFING SOLUTIONS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


NOTE 2 -          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
                  ------------------------------------------------------

INCOME TAXES

The income tax benefit is computed on the pretax loss based on the current tax law. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates.

ADVERTISING

Costs of advertising and marketing are expensed as incurred. Advertising and marketing costs were $19,795 and $19,435 for the years ended December 31, 2003 and 2002, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount reported in the consolidated balance sheet for cash and cash equivalents, accounts payable and accrued expenses approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount reported for notes payable approximates fair value because, in general, the interest on the underlying instruments fluctuates with market rates.

START-UP COSTS

In accordance with Statement of Position 98-5, "Accounting for Start-up Costs", the Company has expensed all of their costs relating to the start-up of their Homeland Security operations in the period in which those costs related to. The Company has expensed approximately $200,000 as of December 31, 2003, and these costs are included in the accompanying consolidated statements of operations.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires companies to recognize all derivative contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of the gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction.

                 MEDICAL STAFFING SOLUTIONS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

NOTE 2 -          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
                  ------------------------------------------------------

RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. On June 30, 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133". SFAS No. 133 as amended by SFAS No. 137 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities". SFAS No. 133 as amended by SFAS No. 137 and 138 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000.

Historically, the Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes. Accordingly, the Company does not expect adoption of the new standard to have a material effect on the consolidated financial statements.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." SAB 101 provides guidance for revenue recognition under certain circumstances, and is effective during the first quarter of fiscal year 2001. SAB 101 is not expected to have a material effect on the results of operations, financial position and cash flows.

In June 2001, the FASB issued Statement No. 142 "Goodwill and Other Intangible Assets". This Statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. This statement is not expected to have a material effect on the consolidated financial statements.

                 MEDICAL STAFFING SOLUTIONS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

NOTE 2 -          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

EARNINGS (LOSS) PER SHARE OF COMMON STOCK

Historical net income (loss) per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share (EPS) includes additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents are not included in the computation of diluted earnings per share when the Company reports a loss because to do so would be antidilutive for the periods presented.

The following is a reconciliation of the computation for basic and diluted EPS:


                                                 December 31,      December 31,
                                                    2003              2002
                                                -------------     ------------
Net Loss                                         ($293,624)       ($1,239,732)

Weighted-average common shares
  outstanding (Basic)                            41,200,005          2,002,000

Weighted-average common stock equivalents:
    Stock options and warrants                            -                  -
                                                ------------      ------------

Weighted-average common shares
  outstanding (Diluted)                          41,200,005         12,930,175
                                                ------------      ------------

Options and warrants outstanding to purchase stock were not included in the computation of diluted EPS because inclusion would have been antidilutive.

RECLASSIFICATIONS

Certain amounts for the year ended December 31, 2002 have been reclassified to conform to the presentation of the December 31, 2003 amounts. The reclassifications have no effect on net income for the year ended December 31, 2002.

                 MEDICAL STAFFING SOLUTIONS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

NOTE 3 -          ACCOUNTS RECEIVABLE
                  -------------------

A majority of the Company's revenues are derived from government contracts for personnel at various state and federal agencies including hospitals, medical facilities and penitentiaries. As such, payment for services rendered are based on negotiated terms. The Company does provide for an allowance of doubtful accounts and often evaluates receivables for collectibility. At December 31, 2003, the Company has $1,423,719 due to them for their services. Additionally, the Company has established an allowance for doubtful accounts of $55,070 at December 31, 2003.

The accounts receivable are being used as collateral on a line of credit the Company has with a factor (See Note 5).


NOTE 4 -          PROPERTY AND EQUIPMENT
                  ----------------------

Property and equipment consist of the following at December 31, 2003:


                     Furniture, fixtures and equipment             $  140,631

                     Less:  accumulated depreciation                 (70,026)

                     Net book value                                $   70,605


Depreciation expense for the years ended December 31, 2003 and 2002 was $15,429 and $7,140, respectively.

NOTE 5 -          NOTES PAYABLE
                  -------------

In May 2002, the Company entered into a line of credit agreement with a factor. The loan, which is due on demand bears interest at prime plus 1.00%. The factor lends up to 90% of the receivable balance to the Company, and receives payment directly on the outstanding receivables and the remaining balance is remitted to the Company. The outstanding balance at December 31, 2003 was $1,018,065. The balance is reflected net of a 10% reserve that the factor has established which is adjusted on each funding.

Additionally, the Company maintains a small credit line with a bank. The balance outstanding at December 31, 2003 was $14,041.

                 MEDICAL STAFFING SOLUTIONS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

NOTE 5 -          NOTES PAYABLE (CONTINUED)
                  -------------------------

In May 2002, the Company borrowed $220,000 from an individual to be used in developing the Company's business plan, including the Homeland Security operations. The note payable was non-interest bearing until May 2003 and now bears interest at 7%. The note is due on demand. At December 31, 2003 and 2002, the balance remained $220,000. The Company does not anticipate this note to be due during the next fiscal year therefore has classified this liability as a long-term liability.

In 1997, the Company borrowed $300,000 plus interest at 10% from an individual and had started repayments of that note with interest and paid down the balance to $163,000. The Company received notice in 2002 that the lender filed a lawsuit against the Company, and in 2002 recorded the full settlement amount due the lender. The remaining balance of $163,000 is included in that settlement amount as of December 2002 (see Note 10). This amount was paid back from a private stock transaction by the officer in November 2003.

NOTE 6 -          INVESTMENT
                  ----------

Beginning in 2001, the Company started investing in a private airstrip in Branson, Missouri. The project after the Company funded approximately $387,269 as of December 31, 2003, ran out of funding, and the project has since ceased for the moment. Management has reserved an allowance for the entire amount, as the investment value is not known.

NOTE 7 -          DUE TO RELATED PARTIES
                  ----------------------

The Company has outstanding at December 31, 2003, $130,000 of non-interest bearing note payable to related parties. These amounts have no specific repayment terms, and were provided to the Company to cover some of the costs of completing the merger. These amounts are reflected in the consolidated balance sheet as current liabilities.

The Company has also advanced related parties certain amounts, mostly in the form of employee advances. The balance at December 31, 2003 was $30,007. These amounts are anticipated to be repaid within the next year and have been classified as current assets on the consolidated balance sheet.

                 MEDICAL STAFFING SOLUTIONS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


NOTE 8 -          PROVISION FOR INCOME TAXES
                  --------------------------

Deferred income taxes will be determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company's assets and liabilities. Deferred income taxes will be measured based on the tax rates expected to be in effect when the temporary differences are included in the Company's consolidated tax return. Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

At December 31, 2003 and 2002, deferred tax assets approximated the following:

                                                      2003              2002
          Net operating loss carryforwards         $1,150,406        $1,027,964
          Less:  valuation allowance               (1,150,406)       (1,027,964)
                                                   $       -0-       $       -0-

At December 31, 2003 and 2002, the Company had accumulated deficits approximating $3,316,866 and $3,023,242, respectively, available to offset future taxable income through 2023. The Company established valuation allowances equal to the full amount of the deferred tax assets due to the uncertainty of the utilization of the operating losses in future periods.

NOTE 9 -          STOCKHOLDERS' EQUITY (DEFICIT)
                  ------------------------------

At December 31, 2003, the Company has two classes of stock; a preferred class with a par value of $.001 and 5,000,000 shares authorized, and a common class with a par value of $.001 and 50,000,000 shares authorized. As a result of a majority-stockholder approved amendment to the Company's Articles of Incorporation on February__, 2004, the Company currently has 30,000,000 shares of authorized preferred stock with a par value of $.001 and 300,000,000 shares of authorized common stock with a par value of $.001.

The Company has not issued any shares of preferred stock.

The Company had 41,200,005 and 10,499,333 common shares issued and outstanding as of December 31, 2003 and 2002, respectively. As of April 5, 2004, the Company had 45,200,005 shares of outstanding common stock.

Upon the merger, the Company cancelled 9,953,333 of the 10,499,333 shares then issued and outstanding and issued 2,200,000 shares to acquire 100% of the outstanding stock of TeleScience.

Upon the share exchange, the Board of Directors of the Registrant approved a stock dividend in the amount of 14 for 1 or 1400% on September 29, 2003, increasing the outstanding shares of the Company to 41,200,005.

                 MEDICAL STAFFING SOLUTIONS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

NOTE 9-  STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

On January 22, 2004 and February 18, 2004, the Company issued 2,000,000 S-8 shares on each date for a total of 4,000,000 shares.

NOTE 10- LOAN PAYABLE - OFFICER / LITIGATION

The Company had advances from an officer of the Company to help fund operations in the amount of $71,379 at December 31, 2002. The officer has not been charging interest, and the amounts were classified as current liabilities as they are due on demand. These amounts were repaid by the Company in 2003.

The Company was party to a claim pursuant to which an individual was seeking damages under an agreement the Company entered into in 2002. The Company eventually settled this claim, and consequently recorded a liability for the settled amount of $1,092,156, which included attorney's fees. The payout of this settlement was to be over forty-two months in semi-monthly installments of $12,500 commencing February 2003. The settlement accrued interest at 12% upon any default of the agreement. As part of this agreement the individual can seek no further damages against the Company. The Company paid $216,236 of this amount, and then in November 2003, the President of the Company in a private stock transaction, signed over personal shares of Medical Staffing Solutions, Inc. stock in consideration for this liability. As such, the Company has recorded a loan payable to the President for the unpaid liability at that time, $875,920.

NOTE 11- COMMITMENTS

The Company had established a 401(k) Plan for its employees and agreed to match a portion of the contribution. The expense for the Company for the years ended December 31, 2003 and 2002 were $26,830 and $23,505, respectively. Effective January 1, 2004, the Company discontinued its matching portion of the contribution.

In October 2003, the Company extended their agreement with the California State Department of Corrections for Contract Nursing Staff. This agreement has an annual estimated value of $2.5 million dollars.

In May 2002, the Company was awarded a three-year $2.6 million dollar contract with the Department of Health and Human Services to provide nursing staff to the U.S. Public Health Service in support of the National Hansen's Disease Programs based in Louisiana. This is the second such contract won by the Company.

                 MEDICAL STAFFING SOLUTIONS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

NOTE 12- GOING CONCERN

As shown in the accompanying consolidated financial statements, the Company incurred substantial net losses for the years ended December 31, 2003 and 2002. There is no guarantee whether the Company will be able to generate enough revenue and/or raise capital to support those operations. This raises doubt about the Company's ability to continue as a going concern.

Management also states that they are confident that they can improve operations and raise the appropriate funds needed through their recent contracts the Company has entered into in the past few months, as well as the completed reverse merger with which the Company now has the ability to raise money in the public markets.

In addition to the Standby Equity Distribution Agreement, Cornell and the Company in the first quarter 2004, entered into a Secured debenture agreement for $600,000. Cornell has advanced $250,000 of this amount at closing and will advance the remaining $350,000 upon the filing of the registration statement which is anticipated to occur by April 15, 2004.

With the proceeds of the Standby Equity Distribution Agreement, the Company should be able to increase its operations.

The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 13- SUBSEQUENT EVENTS

On January 22, 2004 and February 18, 2004, the Company issued 2,000,000 S-8 shares on each date for a total of 4,000,000 shares.

On March 11, 2004, the Company entered into a Securities Purchase Agreement with Cornell Capital Partners. Under the Securities Purchase Agreement, Cornell Capital Partners is obligated to purchase $600,000 of secured debentures from the Company. On March 11, 2004, Cornell Capital Partners purchased $250,000 of secured debentures and is obligated to purchase $350,000 of additional debentures upon the filing of a registration statement relating to the shares of common stock resulting from a conversion of the debentures. These debentures accrue interest at a rate of 5% per year and mature two years from the issuance date. The debentures are convertible into the Company's common stock at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 115% of the closing bid price of the common stock as of the closing date or (ii) 85% of the lowest closing bid price of the common stock the five trading days immediately preceding the conversion date. The debentures are secured by the assets of the Company. At maturity, the Company has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price similar to the terms described above. The Company has the right to redeem the debentures upon fifteen business days notice for 115% of the amount redeemed. Upon such redemption, the holder shall receive warrants equal to 10,000 shares of common stock for each $100,000 redeemed with an exercise price equal to 120% of the closing bid price of the common stock on the closing date. None of the debentures have been converted to date.

On March 11, 2004, the Company entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. Under the agreement, the Company may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $15.0 million. The purchase price for the shares is equal to 100% of the market price, which is defined as the lowest volume weighted average price of the common stock during the five trading days following the notice date. The amount of each advance is subject to an aggregate maximum advance amount of $250,000, with no advance occurring within seven trading days of a prior advance. Cornell Capital Partners received a one-time commitment fee of 750,000 shares of the Company's common stock. Cornell Capital Partners is entitled to retain a fee of 5% of each advance. In addition, the Company entered into a placement agent agreement with Newbridge Securities Corporation, a registered broker-dealer. Pursuant to the placement agent agreement, the Company paid a one-time placement agent fee of 10,000 restricted shares of common stock equal to approximately $1,400 based on Medical Staffing's stock price on March 11, 2004.

                        MEDICAL STAFFING SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS
                                      AS OF
                           DECEMBER 31, 2002 AND 2001

                                       AND

                            STATEMENTS OF OPERATIONS,
                      CHANGES IN STOCKHOLDERS' EQUITY, AND
                                   CASH FLOWS
                               FOR THE YEARS ENDED
                           DECEMBER 31, 2002 AND 2001,
                                       AND
                                FOR THE PERIOD OF
                        JUNE 21, 2001 (DATE OF INCEPTION)
                                     THROUGH
                                DECEMBER 31, 2002


                 MEDICAL STAFFING SOLUTIONS, INC.
                  (A DEVELOPMENT STAGE COMPANY)
                          Balance Sheets

                                                                      December 31,
                                                                  --------------------
                                                                    2002        2001
                                                                  --------    --------
ASSETS

Current assets:
    Cash and equivalents                                          $  1,297    $    939
                                                                  --------    --------
      Total current assets                                           1,297         939
                                                                  --------    --------

Fixed assets, net                                                    1,370          --
                                                                  --------    --------
                                                                  $  2,667    $    939
                                                                  ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable - related party                              $     --    $    514
                                                                  --------    --------
      Total current liabilities                                         --         514
                                                                  --------    --------
Stockholders' equity:
    Preferred stock, $0.001 par value, 5,000,000 shares
      authorized, no shares issued and outstanding
      as of 12/31/02 and 12/31/01, respectively                         --          --
    Common stock, $0.001 par value, 50,000,000 shares
      authorized, 10,500,000 and 10,400,000 shares issued
      and outstanding as of 12/31/02 and 12/31/01, respectively     10,500      10,400
    Additional paid-in capital                                      34,500       9,600
    Subscriptions receivable                                        (8,729)     (8,700)
    (Deficit) accumulated during development stage                 (33,604)    (10,875)
                                                                  --------    --------
                                                                     2,667         425
                                                                  --------    --------

                                                                  $  2,667    $    939
                                                                  ========    ========


                        MEDICAL STAFFING SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS

                                                            For the years ended          June 21, 2001
                                                               December 31,              (Inception) to
                                                         ---------------------------      December 31,
                                                             2002            2001            2002
                                                         ------------    ------------    ------------
Revenue                                                  $       --      $       --      $       --
                                                         ------------    ------------    ------------
Expenses:
   General and administrative expenses                         16,785           7,792          24,577
   Equipment rent - related party                               5,653           3,084           8,737
   Depreciation                                                   292              --             292
                                                         ------------    ------------    ------------
     Total expenses                                            22,730          10,876          33,606
                                                         ------------    ------------    ------------
Other income:
   Interest income                                                  1               1               2
                                                         ------------    ------------    ------------

Net (loss)                                               $    (22,729)   $    (10,875)   $    (33,604)
                                                         ============    ============    ============

Weighted average number of
   common shares outstanding - basic and fully diluted     10,485,479      10,262,176
                                                         ============    ============

Net (loss) per share - basic and fully diluted           $      (0.00)   $      (0.00)
                                                         ============    ============



                        MEDICAL STAFFING SOLUTIONS, INC.
                          (a Development Stage Company)
                  Statements of Changes in Stockholders' Equity

                                                                                         (Deficit)
                                                                                        Accumulated
                                   Common Stock            Additional                     During         Total
                             --------------------------      Paid-in     Subscriptions  Development    Stockholders'
                               Shares         Amount         Capital      Receivable       Stage          Equity
                             -----------    -----------    -----------   -----------    -----------    -----------

June 2001
    Founder shares            10,000,000    $    10,000    $       --    $    (8,700)   $        --   $     1,300

August 2001
    Issued for cash              200,000            200          4,800            --          5,000

September 2001
    Issued for cash              200,000            200          4,800            --             --          5,000

Net (loss)
    June 21, 2001
    (inception) to
    December 31, 2001                                                                       (10,875)       (10,875)
                             -----------    -----------    -----------   -----------    -----------    -----------

Balance, December 31, 2001    10,400,000    $    10,400    $     9,600   $    (8,700)   $   (10,875)   $       425

February 2002
    Issued for cash              100,000            100         24,900           (29)                       24,971

Net (loss)
    For the year ended
    December 31, 2002                                                                       (22,729)       (22,729)
                             -----------    -----------    -----------   -----------    -----------    -----------

Balance, December 31, 2002    10,500,000    $    10,500    $    34,500   $    (8,729)   $   (33,604)   $     2,667
                             ===========    ===========    ===========   ===========    ===========    ===========

                        MEDICAL STAFFING SOLUTIONS, INC.
                          (a Development Stage Company)
                            Statements of Cash Flows

                                            For the years ended    June 21, 2001
                                                December 31,      (Inception) to
                                            --------------------   December 31,
                                              2002        2001        2002
                                            --------    --------    --------

CASH FLOWS FROM OPERATING ACTIVITIES

Net (loss)                                  $(22,729)   $(10,875)   $(33,604)
    Depreciation                                 292          --         292
Adjustments to reconcile net
 (loss) to net cash (used)
 by operating activities:
    Increase (decrease) in accounts payable     (514)        514          --
                                            --------    --------    --------
Net cash (used) by operating activities      (22,951)    (10,361)    (33,312)
                                            --------    --------    --------

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of fixed assets                  (1,662)         --      (1,662)
                                            --------    --------    --------
Net cash (used) by investing activities       (1,662)         --      (1,662)
                                            --------    --------    --------

CASH FLOWS FROM FINANCING ACTIVITIES
    Issuances of common stock                 25,000      20,000      45,000
    Subscription receivable                      (29)     (8,700)     (8,729)
                                            --------    --------    --------
Net cash provided by financing activities     24,971      11,300      36,271
                                            --------    --------    --------

Net increase in cash                             358         939       1,297
Cash - beginning                                 939          --          --
                                            --------    --------    --------
Cash - ending                               $  1,297    $    939    $  1,297
                                            ========    ========    ========
Supplemental disclosures:
    Interest paid                           $     --    $     --    $     --
                                            ========    ========    ========
    Income taxes paid                       $     --    $     --    $     --
                                            ========    ========    ========


                        MEDICAL STAFFING SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                      NOTES

NOTE 1 - HISTORY AND ORGANIZATION OF THE COMPANY

The Company was organized June 21, 2001 (Date of Inception) under the laws of the State of Nevada, as Medical Staffing Solutions, Inc. The Company has no operations and in accordance with SFAS #7, the Company is considered a development stage company. The Company is authorized to issue 5,000,000 shares of $0.001 par value preferred stock and 50,000,000 shares of $0.001 par value common stock.

On November 5, 2002, the Company amended its articles of incorporation to increase its authorized capital from 20,000,000 shares of its $0.001 par value common stock to 50,000,000 shares of its $0.001 par value common stock.

NOTE 2 - ACCOUNTING POLICIES AND PROCEDURES

Cash and cash equivalents
The Company maintains a cash balance in a non-interest-bearing account that currently does not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. There were cash equivalents in the amount of $51 as of December 31, 2002.

Impairment of long-lived assets
Long-lived assets held and used by the Company are reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable or is impaired. No such impairments have been identified by management at December 31, 2002.

Fixed Assets
Property and equipment are recorded at historical cost. Minor additions and renewals are expensed in the year incurred. Major additions and renewals are capitalized and depreciated over their estimated useful lives. Depreciation is calculated using the straight-line method over the estimated useful lives as follows:

                           Computer equipment     5 years

Revenue recognition
The Company reports revenue as invoiced on an accrued basis. Cost of sales are recorded as items are sold and are comprised of product purchases and shipping costs.

Advertising costs
The Company expenses all costs of advertising as incurred. There were no advertising costs included in selling, general and administrative expenses in 2002.

Loss per share
Net loss per share is provided in accordance with Statement of Financial Accounting Standards No. 128 (SFAS #128) "Earnings Per Share". Basic loss per share is computed by dividing losses available to common stockholders by the weighted average number of common shares outstanding during the period. The Company had no dilutive common stock equivalents, such as stock options or warrants as of December 31, 2002.

Reporting on the costs of start-up activities
Statement of Position 98-5 (SOP 98-5), "Reporting on the Costs of Start-Up Activities," which provides guidance on the financial reporting of start-up costs and organizational costs, requires most costs of start-up activities and organizational costs to be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998. With the adoption of SOP 98-5, there has been little or no effect on the Company's financial statements.

                        MEDICAL STAFFING SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                      NOTES

Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments
Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2002. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

Income Taxes
Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable on the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Segment reporting
The  Company  follows  Statement  of  Financial  Accounting  Standards  No. 130,
"Disclosures About Segments of an Enterprise and Related Information". The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Dividends
The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid or declared since inception.

Recent pronouncements
In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", which addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes EITF No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of an entity's commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. The provisions of SFAS No. 146 will be adopted for exit or disposal activities that are initiated after December 31, 2002.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure--an amendment of SFAS No. 123." This Statement amends SFAS No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The adoption of SFAS No. 148 is not expected to have a material impact on the company's financial position or results of operations.

                        MEDICAL STAFFING SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                      NOTES

In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, "Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees and Indebtedness of Others", an interpretation of FIN No. 5, 57 and 107, and rescission of FIN No. 34, "Disclosure of Indirect Guarantees of Indebtedness of Others". FIN 45 elaborates on the disclosures to be made by the guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002; while, the provisions of the disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The company believes that the adoption of such interpretation will not have a material impact on its financial position or results of operations and will adopt such interpretation during fiscal year 2003, as required.

In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities", an interpretation of Accounting Research Bulletin No. 51. FIN No. 46 requires that variable interest entities be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns or both. FIN No. 46 also requires disclosures about variable interest entities that companies are not required to consolidate but in which a company has a significant variable interest. The consolidation requirements of FIN No. 46 will apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements will apply to entities established prior to January 31, 2003 in the first fiscal year or interim period beginning after June 15, 2003. The disclosure requirements will apply in all financial statements issued after January 31, 2003. The company will begin to adopt the provisions of FIN No. 46 during the first quarter of fiscal 2003.

Stock-Based Compensation
The Company accounts for stock-based awards to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations and has adopted the disclosure-only alternative of SFAS No. 123, "Accounting for Stock-Based Compensation." Options granted to consultants, independent representatives and other non-employees are accounted for using the fair value method as prescribed by SFAS No. 123.

Year end
The Company has adopted December 31 as its fiscal year end.

NOTE 3 - GOING CONCERN

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has not commenced its planned principal operations and it has not generated any revenues. In order to obtain the necessary capital, the Company raised funds via securities offering registered via Form SB-2 pursuant to the Securities Act of 1933. Management plans to raise additional funds as needed via equity and/or debt financing. However, the Company is dependent upon its ability to secure equity and/or debt financing and there are no assurances that the Company will be successful, without sufficient financing it would be unlikely for the Company to continue as a going concern.

The officers and directors are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

                        MEDICAL STAFFING SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                      NOTES

NOTE 4 - INCOME TAXES

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), which requires use of the liability method. SFAS No. 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. The sources and tax effects of the differences are as follows:

                                 U.S federal statutory rate     (34.0%)

                                 Valuation reserve                34.0%
                                                                 ------
                                 Total                               -%
                                                                 ======

As of December 31, 2002, the Company has a net operating loss carry forward as follows:

            Year                       Amount                    Expiration
            ----                       ------                    ----------
            2001                       $10,875                      2021
            2002                       $22,729                      2022

NOTE 5 - FIXED ASSETS

The Company purchased computer equipment in the amount of $1,662 during the year ended December 31, 2002. Depreciation expense totaled $292 for the year ended December 31, 2002.

NOTE 6 - STOCKHOLDERS' EQUITY

The Company is authorized to issue 5,000,000 shares of its $0.001 par value preferred stock and 50,000,000 shares of its $0.001 par value common stock.

During June 2001, the Company issued 10,000,000 shares of its $0.001 par value common stock to an officer and director in exchange for cash in the amount of $1,300. Of the total, $1,300 is considered common stock and $8,700 is considered subscriptions receivable. (See Note 8)

During August 2001, the Company issued 200,000 shares of its $0.001 par value common stock to a creditor in exchange for cash of $5,000.

During September 2001, the Company issued 200,000 shares of its $0.001 par value common stock to an individual in exchange for cash of $5,000.

During February 2002, the Company completed it offering registered via Form SB-2 and issued a total of 100,000 shares of its $0.001 par value common stock in exchange for cash of $25,000 of which $24,971 was received and the remaining $29 is considered subscriptions receivable.

There have been no other issuances of preferred and/or common stock.

NOTE 7 - WARRANTS AND OPTIONS

As of December 31, 2002, there are no warrants or options outstanding to acquire any additional shares of preferred or common stock.

NOTE 8 - RELATED PARTY TRANSACTIONS

During June 2001, the Company issued 10,000,000 shares of its $0.001 par value common stock to an officer and director. (See Note 6)

On June 23, 2001, the Company signed an equipment rental agreement with a shareholder for a vehicle. The term is for 18 months commencing on July 15, 2001 with monthly payments of $514. As of December 31, 2002, the Company paid the shareholder a total of $8,737. The lease was terminated in November of 2002.

Office space and services are provided without charge by an officer and director. Such costs are immaterial to the financial statements and, accordingly, have not been reflected therein. The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.







WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO PROVIDE ANY INFORMATION OR MAKE ANY REPRESENTATIONS ABOUT MEDICAL STAFFING SOLUTIONS, INC. EXCEPT THE INFORMATION OR REPRESENTATIONS CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY ADDITIONAL INFORMATION OR REPRESENTATIONS IF MADE.



This prospectus does not constitute an offer to sell, or ---------------------- a solicitation of an offer to buy any securities:

                                                                                       PROSPECTUS
    |_|  except the common stock offered by this
         prospectus;                                                             ---------------------

    |_| in any jurisdiction in which the offer or solicitation is not authorized;

    |_|  in any jurisdiction where the dealer or other                     124,408,774 SHARES OF COMMON STOCK
         salesperson is not qualified to make the offer
         or solicitation;

    |_|  to any person to whom it is unlawful to make the                   MEDICAL STAFFING SOLUTIONS, INC.
         offer or solicitation; or

    |_|  to any person who is not a United States
         resident or who is outside the jurisdiction of
         the United States.
                                                                                  __________, 2004
The delivery of this prospectus or any accompanying sale does not imply that:

    |_| there have been no changes in the affairs of Medical Staffing Solutions after the date of this prospectus; or

    |_| the information contained in this prospectus is correct after the date of this prospectus.


Until _________, 2004, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify directors and officers of Medical Staffing from and against certain claims arising from or related to future acts or omissions as a director or officer of Medical Staffing. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Medical Staffing pursuant to the foregoing, or otherwise, Medical Staffing has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. Medical Staffing will pay all expenses in connection with this offering.

     Securities and Exchange Commission Registration Fee    $       3144.69
     Printing and Engraving Expenses                        $      2,500.00
     Accounting Fees and Expenses                           $     15,000.00
     Legal Fees and Expenses                                $     50,000.00
     Miscellaneous                                          $     14,355.31

     TOTAL                                                  $     85,000.00


SALES OF UNREGISTERED SECURITIES

      During the past three years the registrant has issued the following securities without registration under the Securities Act of 1933:

      In 1997, the Company borrowed $300,000 plus interest at 10% from an individual and had started repayments of that note with interest paying down the balance to $163,000. The Company received notice in 2002 that the lender filed a lawsuit against the Company, and in 2002 recorded the full settlement amount due the lender. The remaining balance of $163,000 is included in that settlement amount as of December 2002 (see Note 10). This amount was paid back from a private stock transaction with the President of the Company in November 2003.

      During the past two (2) years, Medical Staffing has not entered into a transaction with a value in excess of $60,000 with a director, officer, or beneficial owner of 5% or more of Medical Staffing's Common Stock, except as disclosed in the following paragraphs.

      The Company has outstanding at December 31, 2003, $130,000 of non-interest bearing note payable to related parties. These amounts have no specific repayment terms, and were provided to the Company to cover some of the costs of completing the merger. These amounts are reflected in the consolidated balance sheet as current liabilities.

      The Company has also advanced related parties certain amounts, mostly in the form of employee advances. The balance at December 31, 2003, was $30,007. These amounts are anticipated to be repaid within the next year and have been classified as current assets on the consolidated balance sheet.

      The Company had advances from an officer of the Company to help fund operations in the amount of $71,379 at December 31, 2002. The officer had not been charging interest, and the amounts were classified as current liabilities as they are due on demand. These amounts were repaid by the Company in 2003.

      The Company was party to a claim pursuant to which an individual was seeking damages under an agreement the Company entered into in 2002. The Company eventually settled this claim, and consequently recorded a liability for the settled amount of $1,092,156, which included attorney's fees. The payout of this settlement was to be over forty-two months in semi-monthly installments of $12,500 commencing February 2003. The settlement accrued interest at 12% upon any default of the agreement. As part of this agreement the individual can seek no further damages against the Company. The Company had paid $216,236 of this amount, as of October 2003 and in November 2003, by means of a private stock transaction, the President of the Company, signed over personal shares of Medical Staffing Solutions, Inc., stock in consideration for the remaining liability. As such, the Company has recorded a loan payable to the President for the unpaid liability at that time, $875,920.

      Other Selling Shareholders. Each of the following sharesholders, Newbridge Securities Corporation, John Merkent, Mahtab Torkan, J.D. Gershan, Kobe Partners, LP, Moshe Lehrfield, Common Sense Holdings, INFe Ventures, Inc., Richard Meccarielli, Reeba Magulick and Nam P. Bhatia, purchased their shares of the Company's common stock in a private securities transaction with the Company.

      Medical Staffing did not give anything of value to, or receive anything of value from, any promoter during fiscal year 2003 or 2002.

      With respect to the sale of unregistered securities referenced above, all 2transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Medical Staffing so as to make an informed investment decision. More specifically, Medical Staffing had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in the Company's securities.




ITEM 27.  EXHIBITS



EXHIBIT NO.

2.1             Articles of Incorporation, as amended               Incorporated by reference to Exhibit 3(a) to the
                                                                    Company's Registration Statement on Form SB-2 as filed
                                                                    with the United States Securities and Exchange
                                                                    Commission on October 9, 2001

3.1             By-laws                                             Incorporated by reference to Exhibit 3(b) to the
                                                                    Company's Registration Statement on Form SB-2 as filed
                                                                    with the United States Securities and Exchange
                                                                    Commission on October 9, 2001

3.2             Articles of Amendment                               Incorporated by reference to Exhibit 3 to the
                                                                    Company's Annual Report on Form 10-KSB as filed with
                                                                    the United States Securities and Exchange Commission
                                                                    on March 27, 2003

3.3             Articles of Amendment                               Incorporated by reference to Exhibit 3.3 to Form
                                                                    10-KSB filed with the SEC on April 9, 2004

5.1             Opinion of Troy J. Rillo, Esq. re: Legality         Provided herewith

10.1            Sublease Agreement dated December 23, 2002 by and   Incorporated by reference to Exhibit 10.1 to Form
                among InterAmerica Technologies, Inc., Kemron       10-KSB filed with the SEC on April 9, 2004
                Environmental Services and Telescience
                International, Inc.

10.2            Promissory Note in the principal amount of          Incorporated by reference to Exhibit 10.2 to Form
                $875,920 made by the Company in favor of B. B.      10-KSB filed with the SEC on April 9, 2004
                Sahay

10.3            Memorandum of Understanding dated March 10, 2004,   Incorporated by reference to Exhibit 10.3 to Form
                by and between Silver Star Technologies, Inc. and   10-KSB filed with the SEC on April 9, 2004
                TeleScience International, Inc.

10.4            Memorandum of Understanding by and between          Incorporated by reference to Exhibit 10.4 to Form
                Telescience International, Inc. and Chesapeake      10-KSB filed with the SEC on April 9, 2004
                Government Technologies, Inc.

10.5            Proposal dated January 7, 2004 from Professional    Incorporated by reference to Exhibit 10.5 to Form
                Nursing Resources, Inc. to Telescience              10-KSB filed with the SEC on April 9, 2004
                International, Inc.



10.6            Standby Distribution Agreement dated March 11,      Incorporated by reference to Exhibit 10.6 to Form
                2004 between Medical Staffing and Cornell Capital   10-KSB filed with the SEC on April 9, 2004
                Partners LP

10.7            Registration Rights Agreement dated March 11,       Incorporated by reference to Exhibit 10.7 to Form
                2004 between Medical Staffing and Cornell Capital   10-KSB filed with the SEC on April 9, 2004
                Partners LP

10.8            Escrow Agreement dated March 11, 2004 among         Incorporated by reference to Exhibit 10.8 to Form
                Medical Staffing, Cornell Capital Partners LP,      10-KSB filed with the SEC on April 9, 2004
                Butler

10.9            Securities Purchase Agreement dated March 11,       Incorporated by reference to Exhibit 10.9 to Form
                2004 among Medical Staffing and the Buyers          10-KSB filed with the SEC on April 9, 2004

10.10           Escrow Agreement dated March 11, 2004 among         Incorporated by reference to Exhibit 10.10 to Form
                Medical Staffing, the Buyers and Butler Gonzalez,   10-KSB filed with the SEC on April 9, 2004
                LP

10.11           $250,000 Secured debenture dated March 11, 2004     Incorporated by reference to Exhibit 10.11 to Form
                between Medical Staffing and Cornell Capital        10-KSB filed with the SEC on April 9, 2004
                Partners LP

10.12           Investors Registration Rights Agreement dated       Incorporated by reference to Exhibit 10.12 to Form
                March 11, 2004 between Medical Staffing and the     10-KSB filed with the SEC on April 9, 2004
                Investors

10.13           Placement Agent Agreement dated March 11, 2004      Incorporated by reference to Exhibit 10.13 to Form
                among Medical Staffing and Cornell Partners, L.P.   10-KSB filed with the SEC on April 9, 2004

10.14           Renewal Agreement dated February 5, 2004, from      Incorporated by reference to Exhibit 10.14 to Form
                Commonwealth of Pennsylvania to Telescience         10-KSB filed with the SEC on April 9, 2004
                International, Inc. regarding Contract 2550-09
                Personal Protection Equipment PPE

10.15           Memorandum of Understanding dated February 23,      Incorporated by reference to Exhibit 10.15 to Form
                2004, to Mobile Healthcare Solutions, Inc. from     10-KSB filed with the SEC on April 9, 2004
                Telescience International, Inc.

10.16           Purchase Orders                                     Incorporated by reference to Exhibit 10.16 to Form
                                                                    10-KSB filed with the SEC on April 9, 2004

10.17           Master Contract dated April 1, 2004, by and         Incorporated by reference to Exhibit 10.17 to Form
                between Telescience International, Inc. and State   10-KSB filed with the SEC on April 9, 2004
                of California Department of Corrections

10.18           Contract for Commercial Items dated May 19, 2002,   Incorporated by reference to Exhibit 10.18 to Form
                by and between Department of Health & Human         10-KSB filed with the SEC on April 9, 2004
                Services and Telescience International, Inc.



                                      II-3

10.19           Master Contract dated March 4, 2002, by and         Incorporated by reference to Exhibit 10.19 to Form
                between California Department of Corrections and    10-KSB filed with the SEC on April 9, 2004
                Telescience International, Inc.

10.20           Memorandum dated March 26, 2003 regarding Branch    Incorporated by reference to Exhibit 10.20 to Form
                Office Location                                     10-KSB filed with the SEC on April 9, 2004

10.21           Amended and Restated Secured
                Debenture between Registrant
                and Cornell Capital Partners L.P.                    Provided herewith

14.1            Code of Ethics                                      Incorporated by reference to Exhibit 14.1 to Form
                                                                    10-KSB filed with the SEC on April 9, 2004

23.1            Consent of Troy J. Rillo, Esq. LLP                  Incorporated by reference to Exhibit 5.1

23.2            Consent of Independent Certified Public             Provided herewith
                Accountants

23.3            Consent of Independent Certified Public             Provided herewith
                Accountants



UNDERTAKINGS

         The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

      (i)   Include  any  prospectus   required  by  Sections  10(a)(3)  of  the
            Securities Act of 1933 (the "Act"); ---

      (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

      (iii) Include any additional or changed material information on the plan of distribution;

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on April 30, 2004.

Date: April 30, 2004                                  MEDICAL STAFFING
                                                      SOLUTIONS INC.

                                                   By:  /s/ Brajnandan B. Sahay
                                                        -------------------
                                                 Name:  Brajnandan B. Sahay
                                                 Title: President

      In accordance with the Securities Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


/s/ Brajnandan B. Sahay                                    Date:  April 30, 2004
-----------------------------
Brajnandan B. Sahay, Chairman